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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 14, 2003
Date of Report
(Date of Earliest Event Reported)

TRANSMONTAIGNE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-11763 (Commission File No.)	06-1052062 (IRS Employer Identification No.)
370 Seventeenth Street, Suite 2750, Denver, CO 80202 (Address of Principal Executive Offices) (Zip Code)

(303) 626-8200
(Registrant's Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

TransMontaigne Inc.
Form 8-K

ITEM 5. OTHER EVENTS.

        The original consensus on Emerging Issues Task Force Issue No. 98-10 ("EITF 98-10"), Accounting for Contracts Involved in Energy Trading and Risk Management Activities, permitted revenues from energy trading and risk management activities to be presented on the face of the statement of operations on either a gross or net basis. We previously elected to present revenues from our supply, distribution and marketing operations on a gross basis with a separate line item entitled "Product costs" in the costs and expenses section of the accompanying consolidated statements of operations. Product costs represent the cost of the products sold, settlement of risk management contracts, transportation, storage, terminaling costs and commissions. At its June 2002 meeting, the EITF amended its consensus on EITF 98-10 to require that revenues from energy trading and risk management activities be reported on a net basis (i.e., product costs are required to be netted directly against gross revenues to arrive at net revenues). That amended guidance is effective for financial statements issued for periods ending after July 15, 2002. Therefore, for the Annual Report on Form 10-K for year ended June 30, 2002, including all prior periods presented therein, we presented revenues from our supply, distribution and marketing operation on a net basis in the consolidated statements of operations.

        On October 25, 2002, the Emerging Issues Task Force reached a consensus on Issue No. 02-03 ("EITF 02-03"), Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities, that energy trading and risk management activities should no longer be marked to market pursuant to the guidance in Issue No. 98-10. Pursuant to the consensus on EITF 02-03, energy trading and risk management activities that qualify as derivative contracts are reported as assets and liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities. Energy trading and risk management activities that do not qualify as derivative contracts are treated as executory contracts and recognized pursuant to the accrual method of accounting (i.e., when cash becomes due and payable to us or our customers pursuant to the terms of the contracts).

        In accordance with EITF 02-03, all gains and losses (realized and unrealized) on derivative contracts are to be presented on a net basis in the consolidated statement of operations whether or not the contracts are settled physically. Gains and losses on executory contracts are to be presented on a gross basis in the consolidated statements of operations. As a result of the accounting impact of EITF 02-03, and in order to provide improved comparability of our financial statements over various periods, we are hereby revising our historical financial statements to present revenues on a gross basis. Accordingly, our bulk, rack, and certain contract sales have been recast to be presented on a gross basis for each of the years in the three-year period ended June 30, 2002. Revenue from our supply management services contracts is required to be presented on a net basis; however, it is impracticable to derive this information for those periods. The financial statements of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001, for the three years ended June 30, 2002 and the corresponding audit report of KPMG LLP are attached hereto as Exhibit 99.1 and incorporated by reference herein.

        We are also updating the description of our business and providing new management discussion and analysis of financial condition and results of operations corresponding to the revised financial statements included with this Form 8-K.

Business

THE COMPANY

        TransMontaigne Inc., formed in 1995, is a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. We provide integrated terminal, transportation, storage, supply, distribution and marketing services to refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Our principal activities consist of (i) terminal, pipeline and tug and barge operations, (ii) supply, distribution and marketing and (iii) supply management services.

        We predominantly handle refined petroleum products, with the balance being fertilizer, chemicals and other commercial liquids. The refined petroleum products we handle include gasoline, diesel fuel, heating oil, jet fuel and kerosene. Our recent acquisition of terminals and related tug and barge operations in Florida from El Paso Corporation, expanded our product and service offering to include the sale of bunker fuel, used to power ocean vessels, and No. 6 oil, for powering electricity generating plants, as well as the storage of jet fuel, crude oil and asphalt.

        We have assembled an extensive asset infrastructure and developed a significant shipping history on common carrier pipelines which are focused on the distribution of refined petroleum products from the Gulf Coast region to the Midwest and East Coast regions.

        We own and operate an extensive terminal infrastructure that handles refined petroleum products and other commercial liquids with transportation connections by pipelines, tankers, barges, rail cars and trucks to our facilities or to third-party facilities. At our terminals, we provide throughput, storage, injection and distribution related services to distributors, marketers, retail gasoline station operators and industrial and commercial end-users of refined petroleum products and other commercial liquids. At March 31, 2003, we owned and operated 55 terminals with an aggregate capacity of approximately 22.0 million barrels.

        In our supply, distribution and marketing operations, we purchase refined petroleum products primarily from refineries along the Gulf Coasts of Texas and Louisiana and schedule them for delivery to our terminals, as well as terminals owned by third parties, in the Gulf Coast, Midwest and East Coast regions of the United States. We then sell our products primarily through rack sales, bulk sales, and contract sales to cruise ship operators, commercial and industrial end-users, independent retailers, distributors, marketers, government entities and other wholesalers of refined petroleum products.

        We also provide supply management services to industrial, commercial and governmental customers that have large ground vehicle fleets. We often combine these services with price management solutions to provide our customers an assured source of fuel at a predictable price. Our ground fleet customers include waste disposal firms, retail consumer products companies, freight and delivery service providers, cable and communication companies, car rental firms, and city and state government agencies.

INDUSTRY OVERVIEW

Product description

        Refineries produce refined petroleum products by processing crude oil. Refined petroleum products are generally classified in two groups, "light oils" and "heavy oils." Light oils include gasoline and distillates, such as diesel fuel, heating oil, jet fuel and kerosene. Heavy oils include No. 6 oil and asphalt. The crude oil refining process results in a slate of petroleum products that are all produced simultaneously. When produced at the refinery, refined products of a specific grade, such as unleaded gasoline, are substantially identical in composition from one refinery to the next and are referred to as being "fungible."

Regional production and consumption

        The continental United States refined petroleum products market is divided in two distinct regions: the Western United States, which is primarily served by refineries located in the Pacific Coast region; and the Gulf Coast, Midwest and East Coast markets, which are primarily served by refineries located in the Gulf Coast region and imports of refined petroleum products from South America and Europe. Substantially all of TransMontaigne's supply, marketing and distribution operations occur in the Gulf Coast, Midwest and East Coast regions.

        The U.S. Department of Energy divides the United States into five geographic regions. These regions are referred to as Petroleum Administration Defense Districts or PADDs. PADD III, which is the Gulf Coast region of the United States, is the largest petroleum refining hub in the U.S. with 56 refineries, responsible for approximately 46% of total U.S. daily refining capacity. The Gulf Coast historically has had an excess supply of refined petroleum products, which are shipped mainly to the East Coast and the Midwest. For the twelve-month period ended December 31, 2001, the Gulf Coast had average refined petroleum production of approximately 7.9 million barrels per day and average refined petroleum product consumption of approximately 3.8 million barrels per day. From 1991 to 2001, the amount of refined petroleum products shipped from the Gulf Coast region increased by approximately 28%, to approximately 4.2 million barrels per day. For the twelve-month period ended December 31, 2002, we purchased and scheduled for transportation out of the Gulf Coast approximately 219,000 barrels per day of refined petroleum products.

        PADD II, which is the Midwest region, is the second largest PADD in terms of crude oil throughput capacity. Production of petroleum product by refiners located in the Midwest region historically has been less than the demand for such product within that region, resulting in product being supplied from surrounding regions, primarily from the Gulf Coast via common carrier pipelines including the Explorer, TEPPCO, Seaway, Phillips and Centennial pipelines. Supply also is available via barge transport up the Mississippi River with significant deliveries into local markets along the Ohio River. For the twelve-month period ended December 31, 2001, the Midwest region had average refined petroleum production of approximately 3.4 million barrels per day and average refined petroleum product consumption of approximately 4.5 million barrels per day.

        PADD I is the East Coast region, and includes the Southeast, Mid-Atlantic and Northeast regions. Production of petroleum product by refiners located in the East Coast region historically has been less than the demand for such product within that region, resulting in product being supplied from surrounding regions, primarily from the Gulf Coast via the Colonial and Plantation pipelines, via barge and tanker and also imported from foreign producers directly into East Coast ports. For the twelve-month period ended December 31, 2001, the East Coast region had average refined petroleum production of approximately 1.9 million barrels per day and average refined petroleum product consumption of approximately 5.7 million barrels per day.

        We believe that our extensive and geographically diverse terminal infrastructure and our significant shipping history positions us to take advantage of the supply and demand imbalances among the Gulf Coast, Midwest and East Coast regions.

Refining and distribution

        Refining.    Refineries in the Gulf Coast region, which are owned predominantly by major oil companies, refine crude oil into products that have fungible characteristics, such as sulfur content, octane level, Reid-vapor pressure, and chemical characteristics. The refined products initially are stored at the refineries' own terminal facilities. The refineries owned by major oil companies then schedule for delivery some of their product output to satisfy their own retail delivery obligations, at branded gasoline stations, for example, and sell the remainder of their product output to independent marketing and distribution companies, such as TransMontaigne, for resale. The major refineries typically prefer to sell their excess product to independent marketing and distribution companies rather than to other refineries, which are their primary competitors.

        Transportation.    For an independent marketing and distribution company to transport product to its terminals, it must schedule its product, at least five to eight days in advance, for shipment on common carrier pipelines. Common carrier pipelines are pipelines with published tariff rates that are regulated by the Federal Energy Regulatory Commission. These pipelines ship product in batches, with each batch consisting of fungible product owned by several different companies. Once in the pipeline, a product may take up to twenty plus days to move from the Gulf Coast to the New York market, with much of the product in the batch being delivered to terminals located along the routes of the common carrier pipelines. A batch of one product, gasoline for example will then be followed by a batch of different product, such as diesel fuel. Because the refineries produce all of the various types of refined products simultaneously, and because the demand for various product types must be met on a continuous basis, product shipments through the common carrier pipelines must be alternated in batches.

        During periods of high demand for a particular product, companies may seek to schedule more product than the volume of the batch, in which case the common carrier pipelines will allocate volume based on the shipping history of each company seeking to ship in that batch. Companies that consistently ship significant amounts of product on common carrier pipelines are allocated space on these regulated pipelines for future shipments. Companies without significant shipping histories are not guaranteed similar space on the pipelines and have more difficulty shipping their product to various locations around the country when there is high demand for pipeline capacity to those locations. TransMontaigne has a significant shipping history on the Colonial, Plantation, Explorer and TEPPCO pipelines that allows us to ship product through these pipelines during periods of high demand for pipeline capacity.

        As a batch of co-mingled product is shipped on a pipeline, each terminal along the way draws the volume of fungible product that is scheduled for that facility as the batch passes in the pipeline. Consequently, each terminal must monitor the type of product in the common carrier pipeline at any time to determine when to draw product scheduled for delivery to that terminal. In addition, both the common carrier pipeline and the terminal monitor the volume of product drawn to ensure that the precise amount scheduled for delivery at that location is actually received.

        With respect to product that is shipped to marine terminals, specific volumes of product are loaded into tankers or barges at the ports connected to major refinery complexes and shipped to a marine terminal.

        At both inland and marine terminals, the various refined petroleum products are stored in tanks. While each type of product continues to be fungible, different products must be segregated by tank. For example, because the characteristics of gasoline are required to be changed at least twice per year in many locations to meet government regulations, regular unleaded gasoline produced for winter cannot be stored in a tank together with regular unleaded gasoline produced for summer. Our 55 terminal facilities include over 720 tanks ranging in capacity from 1,000 to 300,000 barrels per tank.

        Delivery.    Each inland terminal has a tanker truck loading facility referred to as a "rack." Often, commercial and industrial end-users and independent retailers will rely on independent trucking companies to pick up product at the rack and transport it to the end-user or retailer at its location. A truck scheduled to pick up product at a terminal will drive up to a rack. The driver will swipe a magnetic card that identifies the customer purchasing the product, the carrier and the driver as well as the products to be pumped into the truck. Each truck holds an aggregate of approximately 8,000 gallons of various products in different compartments. Our computerized system also electronically reviews the credentials of the carrier, including insurance and certain mandated certifications, the credit of the customer and confirms the customer is within scheduled allocation limits. When all conditions are verified as being current and correct, the system authorizes the delivery of the product to the truck. As product is being loaded into the truck, additives are added into certain products, including all gasoline, to conform to government specifications and individual customer requirements. If a truck is loading gasoline for retail sale by an independent gasoline station, generic additives will be added to the gasoline as it is loaded into the truck. If the gasoline is for delivery to a branded retail gasoline station, the proprietary additive compound of that particular retailer will be added to the gasoline as it is loaded. The type and amount of additive are electronically and mechanically controlled by equipment located at the truck loading rack.

        At marine terminals, the product will be stored in tanks and may be delivered to tanker trucks over a rack in the same manner as at an inland terminal. Product also may be delivered to cruise ships and other vessels, known as "bunkering," either at the dock, through a pipeline or truck, or by barge. Cruise ships typically require approximately 8,000 barrels, the equivalent of 42 truckloads, of product per refueling. Bunker fuel is a mixture of diesel fuel and No. 6 oil. Each large vessel essentially requires its own mixture of bunker fuel to match the distinct characteristics of that ship's engines. Because the mixture for each ship requires precision to mix and deliver, cruise ships often prefer to refuel in United States ports with experienced companies.

OUR OPERATIONS

Terminals, pipelines, and tugs and barges

        The refined petroleum product distribution system in the United States links refineries to end-users of gasoline and other refined petroleum products through a network of terminals, pipelines, tankers, barges, rail cars and trucks. Terminals play a key role in the delivery of product to wholesalers, retailers and end-users by providing storage, distribution, blending, injection and other ancillary services. The two basic types of terminals are inland terminals, which are supplied by pipelines, rail cars and trucks, and marine terminals, which are supplied by ships and barges.

        We own and operate an extensive terminal infrastructure of 55 terminals with approximately 22.0 million barrels of aggregate capacity that handles refined petroleum products and other commercial liquids. At our terminals, we provide throughput, storage, injection and other distribution related services to wholesalers, distributors, marketers, retail gasoline station operators and industrial and commercial end-users of refined petroleum products and other commercial liquids. We currently own and operate the following terminal facilities:

  •
  31 terminals with approximately 10.4 million barrels of capacity, located at various points along the Plantation and Colonial pipeline corridor, which extends from the Gulf Coast through the Southeast, Mid-Atlantic and Northeast regions;

  •
  15 terminals with approximately 3.4 million barrels of capacity, located in the Midwest and upper and lower Mississippi River areas;

  •
  8 terminals with approximately 6.0 million barrels of capacity, at various locations in Florida; and

  •
  1 terminal complex in Brownsville, Texas with approximately 2.2 million barrels of capacity.

        Our network of terminals is extensive and geographically diverse with our largest terminal, the Brownsville complex, accounting for approximately 10% of our total capacity. Brownsville is uniquely situated in that its size and scope of operations enable it to handle the large majority of liquid products movements in the geographic area between Mexico and south Texas. Fee based revenue generating activities include storage tank rentals, truck scale operations, additive injection, steam generation and handling, direct transfer operations and product blending activities. In Florida, we own and operate nine tugboats and 13 barges and a proprietary pipeline in Port Everglades, which we use to transport our product to cruise ships and other marine vessels for refueling. We also use our tugs and barges to transport third party product from our storage tanks to their facilities and to relocate our product among our Florida terminals when needed to augment our capacity.

        We use our tank capacity at our Florida terminals to blend diesel fuel and No. 6 oil into bunker fuel meeting our customers' specifications. In addition, we use our diesel fuel and No. 6 oil hydrant pipelines at Port Everglades to blend these products at dockside for direct delivery into our customers' vessels.

        Along the Mississippi River we own and operate a dock facility in Baton Rouge, Louisiana that is interconnected to the Colonial Pipeline. This connection provides the ability to load product originating from the Colonial Pipeline onto barges for distribution up the Mississippi River, as well as serves as an injection point into the Colonial Pipeline for product unloaded from barges transporting it down the Mississippi River.

        We own, operate and are currently the sole shipper on an interstate refined petroleum products pipeline operating from Mt. Vernon, Missouri to Rogers, Arkansas known as the Razorback Pipeline, together with associated terminal facilities at Mt. Vernon and Rogers. The Rogers terminal, together with the Mt. Vernon terminal and Razorback Pipeline, allows us flexibility to ship product from the Gulf Coast to this Midwest market via its connection to the Explorer Pipeline. We also own and operate a small intrastate crude oil gathering pipeline system, located in east Texas known as the CETEX Pipeline.

        We generate revenues in our terminal, pipeline and tug and barge operations from throughput fees, storage fees, additization fees, transportation fees, ship-assist fees and fees from other ancillary services.

        Throughput Revenues.    We earn throughput fees for each barrel of refined petroleum product that is distributed at our terminals through our supply and marketing efforts, through exchange agreements, or for third parties. A significant majority of the throughput at our terminals consists of product that we have purchased, marketed, sold and dispensed over the rack at our terminals. The remainder of the throughput volume at our terminals is generated from exchange agreements and throughput arrangements with third parties. Terminal throughput fees are based on the volume of products distributed at the facility's truck loading racks, generally at a standard rate per barrel of product. Unlike common-carrier pipeline services, terminal services are not subject to price (tariff) regulations, allowing the marketplace to determine the prices that are charged for services. With respect to fungible products, we enter into throughput agreements with customers who provide product to our terminal and agree to draw co-mingled product from that terminal at a later date. These customers prefer to take delivery of co-mingled product from us at our terminals and pay a throughput fee with respect to that product rather than leasing storage capacity.

        For example, our supply, distribution and marketing business may purchase a specific volume of product in the Gulf Coast and enter into a sale agreement for the product in Washington, D.C. The product may be shipped to our terminals serving that area for delivery to the customer or the delivery obligation may be satisfied from our existing inventory in those terminals. In either event, the delivery of product from our terminal constitutes throughput. Third-party throughput operates in the same manner except that it is a third party that directs the product delivery to our terminals rather than our own supply, distribution and marketing business.

        Exchange agreements generally are fixed term agreements that involve our receipt of a specified volume of product at one location in exchange for delivery by us of product at a different location. We enter into exchange agreements with major oil companies to increase throughput at our terminals and establish greater shipping history on the common carrier pipelines. We generally receive a fee based on the volume of the product exchanged. The exchange fee takes into account the terminal throughput fee, the cost of transportation from the receipt location to the delivery location, as well as a fee for "regrading" if we deliver one type of product and receive a different type of product. For example, if a major oil company has a one-year agreement to deliver premium gasoline in Atlanta, but does not have a terminal there, that company may enter into an exchange agreement with us whereby we will provide the product at our truck rack in Atlanta and, in exchange, they will provide us with product, which may be the same or a different grade of gasoline, in the Gulf Coast and pay us a negotiated fee.

        Storage Revenues.    We lease storage capacity at our terminals to third parties and earn a storage fee based on the volume of the storage capacity leased. Terminal storage fees generally are based on a per barrel of leased capacity per month rate and will vary with the duration of the storage arrangement, the type of product stored and special handling requirements, particularly when certain types of chemicals and other commercial liquids are involved. For example, the entire 2.2 million barrel capacity at our Brownsville terminal facility is leased, or available for lease, to third parties.

        Additization Revenues.    Additization or injection is the process of injecting refined petroleum products with additives and dyes. Some injected products, such as detergent additives, are standard and are required to comply with governmental regulations, while other injected products are proprietary to certain of our customers. We provide injection services to our customers in connection with the delivery of product at our terminals. These fees are generally based on the volume of product injected and delivered over the rack at our terminals.

        Pipeline Revenues.    We earn pipeline transportation fees at our Razorback and CETEX pipelines based on the volume of product transported and the distance from the origin point to the delivery point. Tariff rates on the Razorback Pipeline are regulated by FERC. Transportation fees for the CETEX Pipeline are not regulated by FERC and are based on negotiated rates.

        Barge and Ship-Assist Revenues.    Our barges earn transportation fees from third parties at negotiated rates based on the volume of product that is shipped and the distance to the delivery point. Our barges also provide marine vessel fueling services, referred to as bunkering, at our Port Everglades/Ft. Lauderdale, Cape Canaveral, Port Manatee/Tampa and Fisher Island/Miami terminals. Bunkering fees are based on the volume and type of product sold. Our tugboats also earn fees for providing docking and other ship-assist services to cruise and cargo ships and other vessels in South Florida ports based on a per docking per tug basis.

        Other Service Revenues.    In addition to providing storage and distribution services at our terminal facilities, we also provide ancillary services including heating and mixing of stored products and product transfer services. Many heavy oil products, such as No. 6 oil, bunker fuel and asphalt require heating to keep them in a liquid state suitable for shipping. For example, heavy oil products may be transported to a terminal in non-insulated tank rail cars and, therefore, must be re-heated before being transferred into terminal storage tanks or into trucks or barges. We provide these heating services to our customers and charge negotiated fees based on the type and volume of product heated. We also earn transfer fees for transferring product between tanks and transportation equipment. For example, we would charge a fee to transfer product from a rail car or a barge to a storage tank at a customer's request.

Supply, distribution and marketing

        We generally purchase our inventory of refined petroleum products at prevailing prices from refiners and producers at production points and common trading locations along the Gulf Coasts of Texas and Louisiana. Once we purchase these products, we schedule them for delivery via pipelines and barges to our terminals, as well as terminals owned by third parties with which we have storage or throughput agreements, in the Midwest and East Coast regions. From these terminal locations, we then sell our products to customers primarily through three types of arrangements: rack sales, bulk sales and contract sales.

        Rack Sales.    Rack sales are sales that do not involve continuing contractual obligations to purchase or deliver product. Rack sales are priced and delivered on a daily basis through truck loading racks or marine fueling equipment. At the end of each day for each of our terminals, we establish the selling price for each product for each of our delivery locations. We announce or "post" to independent local jobbers via facsimile, website, e-mail, and telephone communications the rack sale price of various products for the following morning. Typical rack sale purchasers include commercial and industrial end-users, independent retailers and small, independent marketers, referred to as "jobbers," who resell product to retail gasoline stations or other end-users. Our selling price of a particular product on a particular day is a function of our supply at that delivery location or terminal, our estimate of the costs to replenish the product at that delivery location, our desire to reduce inventory levels at that particular location that day and other factors.

        We manage the physical quantity of our inventories of product through rack sales. Our sales volume for a particular product is sensitive to changes in price. If our objective is to increase sales volume for a particular product of ours at a specific delivery location, then we would post the selling price of that product at the low end of the range of competitive prices being offered in the applicable market to induce purchasers in that market to choose to buy our product as opposed to product offered by competitors in that market. This would occur if, for example, we expect that prices for that product will decrease at that location in the near future or if we have significant deliveries scheduled to arrive at that location in the near term.

        Bulk Sales.    Bulk sales generally involve the sale of products in large quantities in the major cash markets including the Houston Gulf Coast, New York Harbor, Chicago, Illinois and the Tulsa, Oklahoma refining area. We also may make a bulk sale of products prior to scheduled delivery to us while the product is being transported in the common carrier pipelines or by barge or vessel. Finally, we may make a bulk sale to purchasers while our product is in the Gulf Coast prior to the time when this product enters the common carrier pipelines, and transfer title to the product to the purchaser at that point.

        Supply disruptions, extreme weather, and other unforeseen factors may cause supply and demand imbalances in major cash markets around the country resulting in price differences, referred to as "basis differentials," between these markets. These price differences often exceed the costs of transporting product between the markets. Bulk sales of products are entered into with major oil companies and independent wholesalers and distributors who purchase product in the market to cover their delivery obligations during such periods of supply and demand imbalance. We capitalize on these variations by monitoring prices in the major cash markets, re-scheduling shipments and making bulk sales of product in the markets that achieve the highest value to us.

        For example, a major oil company may become aware that it is going to have a production outage at its refinery in the Gulf Coast region and may determine that the outage will cause several of its terminals in the Northeast to be short of product within a few days. If the major oil company cannot replace the product, it could fail to meet delivery obligations from the affected terminals and, therefore, must turn to the market to supply its needs. In that case, if we had the required type and volume of product available, either located in a terminal or in-transit along a pipeline, we may enter into a bulk sales agreement to sell the product to the major oil company in exchange for cash or, under appropriate circumstances, in exchange for a delivery of product to us at another location or at a future time coupled with a fee.

        Contract Sales.    Contract sales are made pursuant to negotiated contracts, generally ranging from one to six months in duration, that we enter into with cruise ship operators, local market wholesalers, independent gasoline station chains, heating oil suppliers and other customers. Contract sales provide these customers with a specified volume of product during the agreement term. Delivery of product sold under these arrangements generally is at our truck racks or via our marine fueling equipment. At the customer's option, the pricing of the product delivered under a contract sale may be fixed at a stipulated price per gallon, or it may vary based on changes in published indices.

        For example, we may enter into an agreement with a retail heating oil supplier in the Northeast to provide the supplier with heating oil, for delivery at our truck rack or a rack owned by a third party, during the high demand winter months at a fixed price.

Supply management services

        Industrial, commercial and governmental entities with significant ground fleets need to ensure adequate fuel supplies for their fleet vehicles. For many of these companies and governmental entities, the cost of fuel is a significant expenditure and the administration and record keeping involved is burdensome. Some companies also maintain their own proprietary refueling facilities, which requires monitoring fuel levels, scheduling deliveries, controlling inventories and filing excise tax returns. Other companies use retail gasoline stations to refuel their vehicles, resulting in extensive payment handling as well as exposure to price differences among stations and price fluctuations in the market. In addition, companies that enter into their own hedging contracts to avoid fuel price volatility are subject to complex accounting of such transactions that can be avoided by entering into sales agreements with third party providers of price management services. In response to these market needs, we developed our supply management services business segment. We provide supply management services to companies and governmental entities that desire to outsource their fuel supply function to focus their efforts on their core competencies and to reduce the price volatility associated with their fuel supplies for budgetary reasons. These services often include price management solutions that provide our customers an assured source of fuel at a predictable price. Our fleet customers include, among others, PepsiCo, Sysco Corporation, FedEx Corporation, Waste Management, Inc., Allied Waste Industries, Waste Connections, Inc., the Indiana Department of Transportation, and the City of Raleigh, North Carolina.

        These customers use our proprietary web-based technology, which provides them the ability to budget their fuel costs while outsourcing all or a portion of their procurement, scheduling, routing, excise tax and payment processes. Using electronic metering equipment, we can monitor the amounts of product stored and delivered at our customers' proprietary refueling locations. In addition, through our strategic relationship with Comdata-Comchek MasterCard(1), we can monitor the volume of fuel purchased by our customers' ground fleet vehicles at retail truck stops and service stations.

(1)
Comdata®, Comchek®, MasterCard® and other registered trademarks referred to herein are the property of their respective owners.

        We currently offer three types of supply management services: delivered fuel price management, retail price management and logistical supply management services.

        Delivered Fuel Price Management.    Delivered fuel price management contracts involve the sales of committed quantities of specific motor fuels delivered to our customer's proprietary fleet refueling locations, at fixed prices for terms up to three years. On a daily basis, for each of our customer's facilities, we procure product, schedule delivery, manage local inventory quantities and summarize each customer's purchases by location and vehicle. Typical customers for delivered fuel price management services have large fleets of vehicles that drive fixed, scheduled routes, making refueling at a proprietary refueling location an attractive choice.

        For example, we may enter into a delivered fuel price management contract with a customer that has storage and refueling facilities at its fleet operations centers. We will agree to deliver diesel fuel directly to the customer's proprietary refueling location at a fixed price per gallon. We then monitor the customer's fuel usage and schedule additional fuel deliveries as needed. We will provide the customer with a single invoice for all of the fuel deliveries which includes reconciliation of all bills of lading against deliveries and breaks out accumulated third party transportation costs. This information is available to the customer on a customized web-based portal.

        Retail Price Management.    Retail price management contracts are typically entered into for a period of up to 18 months with customers that require flexibility in refueling locations, either because they do not have proprietary refueling facilities or because they generally do not operate along fixed routes. Under these arrangements, customers commit to a specific monthly notional quantity of product within one or more metropolitan areas. The customer's drivers will purchase fuel at a retail gasoline station within the metropolitan area and use their Comdata-Comchek MasterCard to pay the retail price at that station. We then settle with our customer the net financial difference between a stipulated retail price index for that metropolitan area and our customer's contract price on a monthly basis. If the contract price is less than the average indexed price, we will pay the customer the net difference. If the contract price exceeds the average indexed price, the customer will pay us the net difference. In either case, the customer will have effectively managed its exposure to fuel costs at the contract price. Through our proprietary web-based software, our customers receive a monthly report of each of these activities. Typical customers for retail price management services include companies that have large fleets that are dispatched to specific service or delivery locations on an as-needed basis.

        For example, we may enter into a retail price management contract with a customer for a price per gallon of gasoline equal to a stipulated retail price index plus a negotiated fee. The customer's fleet drivers are able to purchase fuel at almost any retail gasoline station using their Comdata-Comchek MasterCard. At the time of purchase, the driver pays for the gasoline using the company fleet card, and the vehicle number and the amount and price of fuel purchased are recorded. Comdata-Comchek MasterCard sends daily electronic reports to us indicating a summary of the data collected by the credit cards. This information is made available to the customer on our proprietary web-site. We then settle the net difference between the indexed price and the customer's contract price on a monthly basis.

        Logistical Supply Management.    Under our logistical supply management arrangements, we provide our proprietary web-based refined petroleum product procurement, inventory management, scheduling, routing, excise tax and consolidated billing services to customers on a stand alone basis without any delivery or price management products. These services also are often integrated with our Comdata-Comchek MasterCard relationship, thereby affording our customers complete flexibility to obtain their supply of products at almost any retail gasoline station. These services typically are charged to the customer on a per gallon basis or at negotiated rates. Typical logistical service customers include governments and customers that are seeking to outsource or streamline record keeping functions but are willing to continue to bear price fluctuations. Often, a customer will initially contract for logistical supply management services and later use our delivered fuel price management or retail price management services.

        For example, a customer may want the benefits of a single invoice for all fuel purchases and the ability to manage its fuel usage on-line. We provide access to fuel purchase data in real time, providing an automated platform for analysis tailored to each customer. In addition, many customers have diverse logistical requirements, buying fuel in bulk, at retail locations and through mobile refueling services. We can provide integrated management of all supply and logistical requirements for our customers'

bulk locations and use our Comdata-Comchek MasterCard relationship to manage the retail and mobile refueling volumes. The company fleet card would capture the fueling transaction data for the bulk, retail and mobile refueling activity facilitating customized reporting on our proprietary web site. Our customers benefit from a single resource for the procurement, pricing and reporting of all fuel data regardless of the logistical requirements.

        We have received a revenue ruling from the Internal Revenue Service that allows us to provide state and local government vehicle fleets with a simplified process for managing and obtaining fuel tax exemptions. State and local governments are exempt from paying federal excise taxes on the fuel consumed by their vehicle fleets. Normally, fleet vehicles would purchase gasoline at retail gasoline stations, where excise taxes are included in the price of gasoline, and the government agency would file a return to obtain a refund of excise taxes paid. By using our supply management services, these tax-exempt government fleets can purchase fuel at almost any retail location using their Comdata-Comchek MasterCard. Comdata pays the merchant and transfers the balance to our account. We then bill our customer net of federal excise taxes. We file all necessary excise tax returns on behalf of these customers with the applicable taxing authorities and we receive a credit against our other excise tax payment obligations. We believe that this additional service gives us a competitive advantage that will allow us to attract additional government fleet customers.

Recent Acquisitions

Coastal Fuels assets

        On February 28, 2003, we acquired the Coastal Fuels assets, including five Florida terminals, with aggregate storage capacity of approximately 4.9 million barrels, and a related tug and barge operation. The purchase price for the transaction was approximately $157 million, including approximately $37 million of inventory.

        The Coastal Fuels assets primarily provide sales and storage of bunker fuel, No. 6 oil, diesel fuel and gasoline at Cape Canaveral, Port Manatee/Tampa, Port Everglades/Ft. Lauderdale and Fisher Island/Miami, and storage of asphalt at Jacksonville, Florida. In addition, the Coastal Fuels assets facilities provide a variety of third-party lease capacity to the asphalt, jet fuel, power generation and crude oil industries.

        With the addition of the Coastal Fuels assets, we have significantly expanded our existing Florida operations at our Port Everglades and Tampa terminals. In addition, the acquisition of the Costal Fuels assets provide the following benefits:

  •
  we have established a leading presence in key bunkering locations in various Florida ports, including the Ports of Miami, Port Everglades, Cape Canaveral and Tampa;

  •
  the ports served are among the top cruise ship ports in the U.S., providing steady year-round demand with greater demand in the winter months;

  •
  the terminals are located primarily in areas with limited opportunity for new terminal expansion because of zoning, land values and environmental considerations;

  •
  no refineries exist in Florida and the major Florida markets are served by waterborne vessels due to the absence of major product supply pipelines;

  •
  Florida is one of the fastest growing states in population, with additional potential demand growth in both the cruise ship bunkering and light oil businesses;

  •
  the Coastal Fuels assets include the only pipeline hydrant delivery system serving Port Everglades, which allows a more efficient refueling process than barge to ship refueling; and

  •
  a number of opportunities to increase operational efficiency exist with our current operations in Florida.

Fairfax, Virginia terminal

        On January 31, 2003, we acquired a 500,000 barrel terminal in Fairfax, Virginia, which extended our supply, distribution and marketing presence in the Mid-Atlantic market. The Fairfax terminal supplies petroleum products to the Washington D.C. market and receives product off the Colonial Pipeline. The strategic reasons for acquiring the Fairfax terminal included:

  •
  the attractive geographic location of the terminal:

  •
  the terminal expands our delivery capabilities into and around Washington, D.C.;

  •
  the terminal is located in an area with limited opportunity for new terminal expansion because of zoning, land values and environmental considerations; and

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  the Washington, D.C. area is growing and provides future growth opportunities.

  •
  potential synergies that would result with our existing terminal infrastructure along the Colonial Pipeline.

Risk management

        Our risk management committee, comprised of senior executives of TransMontaigne, has established risk management policies to monitor and manage price risks. Our risk management strategy generally is intended to maintain a balanced position of forward sale and forward purchase commitments against our discretionary inventories held for immediate sale or exchange and our future contractual delivery obligations, thereby reducing exposure to commodity price fluctuations. We evaluate our exposure to commodity price risk from an overall portfolio basis that considers the continuous movement of discretionary inventory volumes and our obligations to deliver products at fixed prices and through our sales contracts and supply management contracts. Our physical inventory position, which includes firm commitments to buy and sell product, is reconciled daily through the use of our sophisticated inventory monitoring equipment and software and that net position is offset with risk management contracts, principally futures contracts on the NYMEX. Futures contracts are obligations to purchase or sell a specific volume of product at a fixed price at a future date.

        We purchase product primarily from refineries along the Gulf Coast in Texas and Louisiana. To the extent that we have physical inventory or purchase commitments without corresponding agreements to sell the product for physical delivery to third parties, we enter into a futures contract on the NYMEX to sell product at a specified future date, and thereby reduce our exposure to changes in commodity prices. Upon sale of the physical inventory of product to a third party, we enter into a futures contract that offsets all or a portion of the original futures contract and, effectively, cancels our original NYMEX position to the extent of the product sold.

        We also hedge our exposure to commodity price risks in our supply management services business. At the execution of each contract for which we provide price management solutions, we either purchase an appropriate supply of motor fuel or we enter into NYMEX futures contracts in volumes equal to the customer's contractual commitment to purchase product to mitigate our exposure to commodity price fluctuations throughout the contract period. However, with respect to a portion of our contracts, we are unable to precisely match our hedging activity to the exact type of product contemplated by our sales contract, delivered fuel price management contract or retail price management contract. To the extent that the price fluctuations of the product covered in our sales contracts do not match the price fluctuations of the product covered by the NYMEX futures contract that we use, our exposure will not be entirely mitigated.

        There are certain risks that we either do not attempt to hedge or that cannot be completely hedged. For example, we do not hedge basis differentials. We attempt to capitalize on basis differentials by transporting product to the delivery location that maximizes the value of the product to us. These basis differentials create opportunities for increased operating margins when we successfully exploit the highest value location for sales of our discretionary inventories of products. However, the margins created from exploiting these market inefficiencies do not occur evenly or predictably from period to period and may cause fluctuations in our results of operations.

        Our existing operations require us to maintain a base operating inventory, including minimum inventory volumes, of approximately 3.8 million barrels, consisting primarily of tank bottoms, product in transit and pipeline fill. We generally do not hedge our base operating inventory because the base operating inventory, including minimum inventory volumes, because it is not available for immediate sale. As a result, any futures contracts used to hedge the base operating inventory would have to be continuously rolled from period to period, which, during unfavorable market conditions, would result in a realized loss on the futures contract without the realization of an offsetting gain in the value of the base operating inventory. Changes in our operation, such as the acquisition of additional terminals, may result in changes in the volume of our base operating inventory. Our risk policy, however, allows our management team the discretion under certain market conditions to hedge up to 500,000 barrels of our base operating inventory, which would reduce the unhedged inventory to approximately 3.3 million barrels, or to leave unhedged up to 500,000 barrels of our discretionary inventory available for immediate sale or exchange, which would increase our unhedged inventory to approximately 4.3 million barrels. We decide whether to hedge a portion of our base operating inventory or to leave a portion of our discretionary inventory available for immediate sale or exchange unhedged depending on our expectations of future market changes. To the extent that we do not hedge a portion of our inventory and commodity prices move adversely, we could suffer losses on that inventory. If, however, prices move favorably, we would realize a gain on the sale of the inventory that we would not realize if substantially all of our inventory was hedged.

        All of our futures contracts are traded on the NYMEX and, therefore, require daily settlements for changes in commodity prices. Unfavorable commodity price changes subject us to margin calls that require us to provide cash collateral to counterparties in amounts that may be material. For example, we may enter into a futures contract to sell a given quantity of product at a fixed price on a future date to hedge against discretionary inventory on hand. If commodity prices rise before the expiration date of the futures contract, it will be "out of the money," which means that we will be obligated to deposit funds to cover a margin call based on the increase in the commodity price. If commodity prices fall before the expiration date of the futures contract, a portion of our margin call deposits with the NYMEX will be returned to us. If there is correlation between the futures market and the physical products market and in timing, the net changes in our margin position should be offset by the price we receive when we sell the underlying discretionary inventory. We use our credit lines to fund these margin calls, but such funding requirements could exceed our ability to access capital. If we are unable to meet these margin calls with borrowings or cash on hand, we would be forced to sell product to meet the margin calls or to unwind futures contracts. If we are forced to sell product to meet margin calls, we may have to sell at prices or in locations that are not advantageous, and could incur financial losses as a result.

INDUSTRY TRENDS

Petroleum imports and Gulf Coast production

        United States crude oil production has declined from 7.4 million barrels per day in 1991 to 5.9 million barrels per day in 2001. Imports of petroleum from the Middle East, South America and elsewhere have increased substantially over this period from 7.6 million barrels per day in 1991 to 11.6 million barrels per day in 2001. Domestic crude oil production may be refined at any of the regional refineries around the United States. However, the imported crude oil generally is shipped by vessel into the Gulf Coast for processing at the large refining complexes. Crude oil production in the Gulf of Mexico, one of the largest sources of domestic production, also is refined primarily in these Gulf Coast refineries. The refined petroleum products then are shipped to other regions of the United States. We believe that this trend will lead to more refined petroleum product shipment from the Gulf Coast to the Midwest and East Coast, requiring additional transportation and storage capacity in the Midwest and East Coast.

New sulfur regulations

        In February 2002, the Environmental Protection Agency, or EPA, promulgated the Tier 2 Motor Vehicle Emissions Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 parts per million during any calendar year by January 1, 2006. In addition, in January 2001, the EPA promulgated its on-road diesel regulations, which will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006. Regulations for off-road diesel equipment also are pending. The stricter regulations will require refining companies to make significant capital expenditures to upgrade their facilities to comply with the new standards. Because of the technical sophistication and the capital outlays that will be required for compliance with such regulations, the large oil companies with major refining operations in the Gulf Coast are expected to be better prepared to meet the new standards than the smaller independent refiners. The large oil companies also may choose to partially refine crude oil in the larger and better-equipped Gulf Coast refineries for the purpose of reducing its sulfur content, and then ship the partially refined product to their smaller and less technically sophisticated inland refineries for final processing. We believe that these trends will lead to more refined petroleum product shipment from the Gulf Coast to the Midwest and East Coast, requiring additional transportation and storage capacity in the Midwest and East Coast.

Consolidation and specialization

        In the 1990's, the petroleum industry entered a period of consolidation and specialization.

  •
  Refiners and marketers began to pursue development of large-scale, cost-efficient operations, thus leading to several refinery acquisitions, alliances and joint ventures. The companies involved in several of the mergers of large oil companies have sold retail and terminal assets in order to rationalize merged operations, and to comply with legal requirements to divest assets in certain geographic markets.

  •
  Major oil companies also began to re-deploy their resources to focus on their core competencies of exploration and production, refining and retail marketing. Industry participants have sought to sell portions of their proprietary transportation and storage and distribution networks.

        This industry trend towards consolidation and specialization has created opportunities to capitalize on storage and distribution services. We expect that acquisition opportunities will continue to be generated as this trend continues.

        The growth in Gulf Coast refining capacity has resulted in part from consolidation in the petroleum industry to take advantage of economies of scale from operating larger, concentrated refineries. The growth in refining capacity and increased product flow attributable to the Gulf Coast region has created a need for additional transportation, storage and distribution facilities in the Gulf Coast, Midwest and East Coast regions. The competition among refiners resulting from the consolidation trend, combined with continued environmental pressures, governmental regulations and market conditions, increasingly is resulting in the closing of smaller, independent inland refiners, creating even greater demand for petroleum products refined by the major oil companies in the Gulf Coast region.

Hypermarkets and alternative retail gasoline outlets

        The retail distribution of gasoline is experiencing a transformation as consumer consumption patterns are moving away from gasoline distributed at the retail outlets of large oil companies, or "branded gasoline," toward unbranded gasoline from independent retail outlets offering lower prices and convenient locations. For example, many hypermarkets, grocery stores, convenience stores, discount retailers and wholesale outlets have installed gasoline pumps in their parking lots as a way to expand their product and service offerings and to allow their customers the benefit of "one-stop shopping."    The increase in popularity of unbranded outlets has created new sales and distribution opportunities for independent petroleum product suppliers.

COMPETITIVE STRENGTHS

        We believe that we have the following competitive strengths, which allow us to take advantage of the industry trends outlined above:

Significant asset base and shipping history

        The Gulf Coast is a large shipper of refined petroleum products to the Midwest and East Coast regions. We have a geographically diverse and extensive network of terminals that allows us to take advantage of the differences between supply in the Gulf Coast and demand in the Midwest and East Coast. This geographic diversity also allows us to quickly sell our product inventory from time to time in one or more locations while maximizing value to us. To purchase products in the Gulf Coast and sell the products in the Midwest and East Coast, it is necessary to have a shipping history on common carrier pipelines and an extensive network of terminals. Our significant shipping history on the Colonial, Plantation, Explorer and TEPPCO pipelines allows us to ship large volumes of products over these pipelines to our and third-party terminals. This shipping history provides us the benefit of allocated space on these common carrier pipelines during high demand periods, which is an advantage over competitors that do not have as significant a shipping history when pipeline capacity is over-subscribed.

        We believe that we will be able to further capitalize on our extensive network of terminals in the Gulf Coast, Midwest and East Coast following implementation of the new sulfur standards promulgated by the EPA. Refining companies will be required to make significant capital expenditures to upgrade facilities to comply with such new sulfur regulations. Because of the technical sophistication and the capital outlays that will be required for compliance with such regulations, the large oil companies with major refining operations in the Gulf Coast will gain a competitive advantage over the smaller independent refiners. We believe that this will lead to more petroleum product shipment from the Gulf Coast to the Midwest and the East Coast, and require additional storage capacity in the Midwest and East Coast, providing additional growth opportunities for us.

Ability to link asset base, product supply and management services

        Our supply, distribution and marketing operations and our terminal, pipeline and tug and barge operations each utilize and benefit from each other, creating opportunities to realize additional value in each of our business segments that could not be realized if each business segment were operated independently.

        Our supply, distribution and marketing operations generally use our terminal, tug and barge and pipeline infrastructure to market various products and provide specialized supply, logistical and risk management services to our customers. A significant portion of the throughput on our terminal and pipeline infrastructure is driven by our own supply, distribution and marketing business. As a result, we do not rely solely on third parties for our throughput activity.

        We own and operate terminals located throughout the regions served by four major petroleum product pipelines on which we have a significant shipping history. In addition, we own and operate a petroleum product pipeline and a fleet tugboats and barges. Also, we own and operate a dock strategically located on the Mississippi River with an interconnection to the Colonial Pipeline. We also have substantial experience in managing complex petroleum product supply and demand arrangements, utilizing sophisticated equipment and software, that allow us to monitor supplies in all of our facilities on a daily basis.

        Because we link our asset base with our supply, distribution and marketing operations, we have the flexibility to market product during adverse market conditions to meet our contractual volume obligations, maintain our significant common carrier pipeline shipping history and generate throughput revenues.

        Our extensive and geographically diverse terminal infrastructure allows our supply, distribution and marketing operations to pursue product purchase and sale opportunities across various regions in transactions that maximize value to us. For example, if we have product in the Colonial Pipeline, which serves the Mid-Atlantic and the Northeast, but there is a supply disruption in Chicago, we can take advantage of our Baton Rouge dock facility to redirect the product by drawing it off the Colonial Pipeline and loading it on barges for shipment to the Chicago area to take advantage of the basis differential. We then quickly evaluate whether the redirection of this shipment will result in shortages at any of our other terminals along the Colonial Pipeline and, if so, reduce demand at those terminals by posting a higher rack sales price. In addition, we can purchase additional product in the Gulf Coast region and take advantage of our extensive shipping history to be allocated pipeline capacity to increase subsequent shipments on the Colonial Pipeline to make up any shortfall caused by the original redirection of product to Chicago.

Supply management services

        In order to operate more efficiently and to reduce overhead costs, many companies and governmental entities have begun to outsource their fuel supply function. This trend is creating an emerging market for services that allow these customers to focus their efforts on their core competencies and to reduce the price volatility associated with fuel supply for budgetary reasons. We provide a broad scope of services that include fuel supply, monitoring, excise tax administration and price management solutions, allowing our customers to obtain all of the required fuel supply management functions from a single source. We believe that we are the only significant independent fuel supply management services provider in the United States offering this extensive suite of services.

Sophisticated technology and back-office infrastructure

        We have developed sophisticated monitoring equipment and software to create an integrated, flexible system that allows us to effectively manage petroleum products throughout our terminal, pipeline and water-borne infrastructure on a real time basis.

        All of our terminals are equipped with technologically advanced equipment to monitor product supplies and outflows as well as for any environmentally harmful releases of product, such as leaks or spills. This equipment is interconnected electronically with our central inventory management office and automatically reports supply levels in all of our facilities several times daily. The electronic linkage of our terminals with our product supply function creates an inherent competitive strength by allowing us to make real time decisions on product purchases and sales.

        We use a magnetic card system at our terminals that allows us to control product sales deliveries and also allows us to manage our credit risk exposure. Each of our rack customers is given a magnetic card that can be used only at our terminals. Upon arrival at one of our racks, the driver of the truck swipes the magnetic card and inputs a product and volume request. This information is processed through our computerized inventory management system to determine the credentials of the carrier and whether the driver's product and volume request is within the customer's allocation of product for that month. The system also determines if the customer is current in its payments to us. If it is determined that the customer's allocation of product already has been drawn or if the customer is delinquent in paying its invoices to us, then the sale will not be allowed. The magnetic card system at each terminal is interconnected with our inventory management and billing system.

        We also use a proprietary web-based system in our supply management services business that allows us to provide refined petroleum product procurement, inventory management, scheduling, routing and excise tax and consolidated billing services to our customers. Through our relationship with Comdata-Comchek MasterCard, we provide integrated billing services to our supply management services customers. These customers receive MasterCard credit cards that are distributed to their fleet vehicle operators for use in purchasing gasoline at any retail gasoline station that accepts MasterCard as a method of payment. On a daily basis, we receive information on these accounts electronically from Comdata-Comchek MasterCard into our billing system. This information is posted on our web based system which can be accessed by our supply management services customers, allowing them to closely monitor fuel usage and costs by vehicle on a real time basis.

        The refined petroleum products that arrive at terminals do not have excise taxes included in their price. At the time the products are sold over the rack, however, excise tax must be added to the price and paid by the purchasers of our products. The process of calculating, collecting, paying and reporting the excise taxes imposed by state and federal authorities requires extensive knowledge, expertise and administrative infrastructure. For example, we may make a delivery of gasoline at our rack that is located in one state to a truck that will transport the fuel to a neighboring state. Because taxation rules differ among locations, we must keep track of where the fuel will be ultimately delivered, charge the appropriate excise tax and file excise tax returns in the appropriate jurisdictions. We have developed an extensive infrastructure to administer excise taxes on product that is handled at our terminals.

        We also have substantial experience in managing complex petroleum product supply and demand arrangements. Our extensive back office and technology infrastructure has been established through significant time and capital commitments and gives us an advantage over competitors.

Strong management team

        Our executive management team has extensive industry experience and several members of the team have worked together for over 20 years. Several members of executive management were instrumental in building Associated Natural Gas Corporation, a natural gas gathering, processing and marketing company, into a company with an enterprise value of over $800 million at the time of its 1994 sale to Panhandle Eastern Corporation.

STRATEGIES

        The goal of our business strategies is to enhance our position as a leading independent provider of integrated refined petroleum products terminal, storage, supply, distribution and marketing services. Our strategies include:

  •
  Capitalize on the acquisition of the Coastal Fuels assets in Florida.

  •
  We intend to take advantage of the steady year-round demand in the ports served.

    •
    We intend to pursue growth opportunities in both the cruise ship bunkering and light oil businesses.

    •
    We intend to expand our bunkering service to shipping markets outside of the cruise ship industry.

  •
  Capitalize on our infrastructure by linking our significant asset base to our supply, distribution and marketing business.

  •
  We intend to take advantage of our extensive network of terminals, as well as our shipping history on common carrier pipelines, to exploit supply and demand variations and basis differentials among the Gulf Coast, Midwest and East Coast regions.

  •
  We intend to use our significant terminal capacity to meet the growing demand for boutique blends of gasoline spurred by recent and anticipated changes in government regulations.

  •
  We intend to capitalize on the favorable location of our Baton Rouge docking facility, which allows us to transfer product between the Colonial Pipeline which serves the East Coast, and the Mississippi River, which serves portions of the Midwest. This allows us to redirect product to the Midwest or the East Coast to take advantage of basis differentials.

  •
  We intend to capitalize on the favorable location of, and significant capacity at, our Brownsville terminal complex. The Brownsville terminal complex is the primary provider for its area. A pipeline is scheduled for completion in 2003 that will carry product between Mexico and the United States and will terminate at the Brownsville terminal complex.

  •
  Pursue Attractive Acquisitions.

  •
  We intend to acquire additional terminal and storage facilities that will either complement our existing asset base and distribution capabilities, or provide entry into new markets. In light of the recent industry trend large energy companies divesting their distribution and terminal operations, we believe there will continue to be significant acquisition opportunities.

  •
  Actively pursue new sales and distribution opportunities by marketing our services to hypermarkets.

  •
  Expand our supply management services.

  •
  We intend to expand our existing supply management team and equipment to enable us to provide supply management services to additional customers with large ground transportation fleets.

  •
  We intend to actively market our supply management solution for managing and obtaining excise tax exemptions on fuel purchases to government fleet customers.

  •
  Continue to manage our exposure to commodity price volatility.

  •
  Our hedging strategy allows us to continue to have product throughput at our terminals regardless of commodity price volatility, permitting us to buy, market and sell product and services even during adverse commodity market conditions.

  •
  Our hedging strategy also allows us to keep our efforts focused on maximizing the value of our physical assets and expanding our supply management services business.

PROPERTIES

        The locations, manner of product receipt and distribution and approximate capacity of our terminals are as follows:

Locations	In/Out	Approximate Capacity (in barrels)	Locations	In/Out	Approximate Capacity (in barrels)

Colonial/Plantation Facilities:			Upper River Facilities:
Albany, GA	C/T	181,000	Evansville, IN	D/T	214,000
Americus, GA	C/T	83,000	Greater Cincinnati, KY	D/T	183,000
Athens, GA	CP/T	165,000	Henderson, KY	D/T	261,000
Atlanta, GA	CP/T	370,000	New Albany, IN	D/T	177,000
Bainbridge, GA	C/T	188,000	Louisville, KY	D/TR	172,000
Belton, SC	CP/T	204,000	Cape Girardeau, MO	D/T	131,000
Belton, SC	CP/T	258,000	East Liverpool, OH	D/T	206,000
Birmingham, AL	CP/T	533,000	Owensboro, KY	D/T	147,000
Charlotte, NC	CP/T	400,000	Paducah, KY Complex	D/T	297,000

Charlotte, NC	CP/T	290,000	Total		1,788,000
Collins, MS	CP/T	170,000
Collins, MS (Pipeline Injection Facility)	CP/CP	1,263,000	Lower River Facilities:
Doraville, GA	CP/T	394,000	Baton Rouge, LA—Dock facility	CD/DC	—
Fairfax, VA	C/T	500,000	Arkansas City, AR	D/T	633,000
Greensboro, NC	CP/T	422,000	Greenville, MS Complex	D/T	502,000

Greensboro, NC	CP/T	368,000	Total		1,135,000
Griffin, GA	C/T	93,000
Lookout Mountain, GA	C/T	195,000	Brownsville Facilities:
Macon, GA	C/T	164,000	Brownsville, TX Complex	DR/DRT	2,200,000

Meridian, MS	C/T	120,000	Total		2,200,000
Montgomery, AL	P/T	124,000
Montvale, VA	C/T	443,000	Florida Facilities:
Norfolk, VA	CD/TD	360,000	Pensacola, FL	D/DT	147,000
Purvis, MS	CP/CP	938,000	Port Everglades, FL	D/DT	422,000
Purvis, MS	CP/CP	124,000	Tampa, FL	D/DT	454,000

Rensselaer, NY	D/T	503,000	Total		1,023,000
Richmond, VA	CP/T	414,000
Rome, GA	CP/T	132,000	Coastal Fuels Terminals:
Selma, NC	C/RT	468,000	Jacksonville, FL	D/DT	385,000
Spartanburg, SC	CP/RT	286,000	Cape Canaveral, FL	D/DT	708,000
Spartanburg, SC	CP/T	260,000	Port Everglades, FL	D/DT	1,650,000

Total		10,413,000	Fisher Island, FL	D/D	670,000
			Port Manatee/Tampa, FL	D/DT	1,517,000

Midwest Facilities:			Total		4,930,000
Mount Vernon, MO	W/T	198,000
Rogers, AR	W/T	172,000
Chippewa Falls, WI	W/T	113,000

Total		483,000	TOTAL CAPACITY		21,972,000

        C—Colonial Pipeline P—Plantation Pipeline W—Williams/Explorer Pipeline D—Dock T—Truck Rack R—Rail

        The names, approximate length in miles and geographical locations of our pipelines are as follows:

Pipeline Name	Approximate Miles of Pipeline	Geographical Location

Razorback	67	Mt. Vernon, Missouri south to Rogers, Arkansas
CETEX	220	East Texas area—north of Tyler, Texas

        Our executive offices are located at 2750 Republic Plaza, 370 Seventeenth Street, Denver, CO 80202; telephone number (303) 626-8200 and facsimile number (303) 626-8228. In addition, we have an operations office located at 200 Mansell Court East, Suite 600, Roswell, Georgia 30076; telephone number (770) 518-3500 and facsimile number (770) 518-3567.

EMPLOYEES

        We had 637 employees at April 25, 2003. No employees are subject to representation by unions for collective bargaining purposes.

LEGAL PROCEEDINGS

        We have been named as a defendant in various lawsuits and a party to various other legal proceedings, in the ordinary course of business, some of which are covered in whole or in part by insurance. We believe that the outcome of such lawsuits and other proceedings will not individually or in the aggregate have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

ENVIRONMENTAL MATTERS

        Our operations are subject to extensive federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, and which require expenditures for remediation at various operating facilities, as well as expenditures in connection with the construction of new facilities. We believe that our operations and facilities are in material compliance with applicable environmental regulations. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, and we anticipate that there will be continuing changes in the future. The trend in environmental regulation is to place more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for us and other businesses throughout the United States, and it is possible that the costs of compliance with environmental laws and regulations will continue to increase. We will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We do not anticipate that we will be required in the near future to expend amounts that are material in relation to our total capital expenditures program to comply with environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we are unable to predict the ultimate costs of compliance.

Water

        The Federal Water Pollution Control Act of 1972, as renamed and amended as the Clean Water Act or CWA, imposes strict controls against the discharge of oil and its derivates into navigable waters. The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial potential liability for the costs of removing an oil or hazardous substance spill. State laws for the control of water pollution also provide for various civil and criminal penalties and liabilities in the event of a release of petroleum or its derivatives in surface waters or into the groundwater. Spill prevention control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum tank spill, rupture or leak.

        Contamination resulting from spills or releases of refined petroleum products is an inherent risk in the petroleum terminal and pipeline industry. To the extent that groundwater contamination requiring remediation exists around the assets we own as a result of past operations, we believe any such contamination can be controlled or remedied without having a material adverse effect on our financial condition. However, such costs are often unpredictable and are site specific and, therefore, we cannot give any assurance that the effect will not be material in the aggregate.

        The primary federal law for oil spill liability is the Oil Pollution Act of 1990, or OPA, which addresses three principal areas of oil pollution—prevention, containment and cleanup. It applies to vessels, offshore platforms, and onshore facilities, including terminals, pipelines and transfer facilities. In order to handle, store or transport oil, shore facilities are required to file oil spill response plans with the United States Coast Guard, the United States Department of Transportation Office of Pipeline

Safety, or OPS, or the EPA. Numerous states have enacted laws similar to OPA. Under OPA and similar state laws, responsible parties for a regulated facility from which oil is discharged may be liable for removal costs and natural resources damages. We believe that we are in material compliance with regulations pursuant to OPA and similar state laws.

        The EPA has adopted regulations that require us to obtain permits to discharge certain storm water run-off. Storm water discharge permits also may be required by certain states in which we operate. Such permits may require us to monitor and sample the effluent from our operations. We believe that we are in material compliance with effluent limitations at our facilities.

Air emissions

        Our operations are subject to the federal Clean Air Act and comparable state and local statutes. The Clean Air Act Amendments of 1990 require most industrial operations in the United States to incur capital expenditures to meet the air emission control standards that are developed and implemented by the EPA and state environmental agencies. Pursuant to the Clean Air Act, any of our facilities that emit volatile organic compounds or nitrogen oxides and are located in ozone non-attainment areas face increasingly stringent regulations, including requirements to install various levels of control technology on sources of pollutants. Some of our facilities have been included within the categories of hazardous air pollutant sources. The Clean Air Act regulations are still being implemented by the EPA and state agencies. We believe that we are in material compliance with existing standards and regulations pursuant to the Clean Air Act and similar state and local laws, and we do not anticipate that implementation of additional regulations will have a material adverse effect on us.

TARIFF REGULATIONS

        The Razorback Pipeline, which runs between Mt. Vernon, Missouri and Rogers, Arkansas, is an interstate petroleum products pipeline and is subject to regulation by FERC under the Interstate Commerce Act and the Energy Policy Act of 1992 and rules and orders promulgated under those statutes. FERC regulation requires that interstate oil pipeline rates be posted publicly and that these rates be "just and reasonable" and nondiscriminatory. Rates of interstate oil pipeline companies are currently regulated by FERC primarily through an index methodology, whereby a pipeline is allowed to change its rates based on the change from year to year in the Producer Price Index for finished goods, less 1%. In the alternative, interstate oil pipeline companies may elect to support rate filings by using a cost-of-service methodology, competitive market showings or actual agreements between shippers and the oil pipeline company.

        The CETEX Pipeline, our intrastate crude oil pipeline located in east Texas, is subject to regulation by the Texas Railroad Commission. Texas regulations require that intrastate tariffs be filed with the Texas Railroad Commission and allows shippers to challenge such tariffs.

SAFETY REGULATION

        We are subject to regulation by the United States Department of Transportation under the Accountable Pipeline and Safety Partnership Act of 1996, sometimes referred to as the Hazardous Liquid Pipeline Safety Act, or HLPSA, and comparable state statutes relating to the design, installation, testing, construction, operation, replacement and management of our pipeline facilities. HLPSA covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with such regulations and also to permit access to and copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that we are in material compliance with these HLPSA regulations.

        OPS regulations require qualification of pipeline personnel. These regulations require pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities. The intent of this regulation is to ensure a qualified work force and to reduce the probability and consequence of incidents caused by human error. The regulation establishes qualification requirements for individuals performing covered tasks, and amends certain training requirements in existing regulations. We believe that we are in material compliance with these OPS regulations.

        We also are subject to OPS regulation for High Consequence Areas, or HCAs, for Category 2 pipeline systems (companies operating less than 500 miles of jurisdictional pipeline). This regulation specifies how to assess, evaluate, repair and validate the integrity of pipeline segments that could impact populated areas, areas unusually sensitive to environmental damage and commercially navigable waterways, in the event of a release. Our assets that are subject to these requirements are: (1) the Pinebelt Pipeline (the pipeline connecting the Collins and Purvis, Mississippi complexes); (2) the Razorback Pipeline; (3) the Bellemeade Pipeline (pipeline connecting the Richmond Terminal to the nearby Virginia Power plant); (4) the Birmingham Terminal pipeline connection to Plantation Pipeline; and (5) the Bainbridge Terminal pipeline connection to the nearby SEGCO Power Plant. The regulation requires an integrity management program that utilizes internal pipeline inspection, pressure testing, or other equally effective means to assess the integrity of pipeline segments in HCAs. The program requires periodic review of pipeline segments in HCAs to ensure adequate preventative and mitigative measures exist. Through this program, we evaluated a range of threats to each pipeline segment's integrity by analyzing available information about the pipeline segment and consequences of a failure in a HCA. The regulation requires prompt action to address integrity issues raised by the assessment and analysis. The complete baseline assessment of all segments must be performed by February 17, 2009, with intermediate compliance deadlines prior to that date. We believe that we are in material compliance with the OPS regulation of HCAs.

        We are also subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes require us to organize and disclose information about the hazardous materials used in our operations. Certain parts of this information must be reported to employees, state and local governmental authorities, and local citizens upon request. We believe that we are in material compliance with OSHA and state requirements, including general industry standards, record keeping requirements and monitoring of occupational exposures.

        In general, we expect to increase our expenditures during the next decade to comply with higher industry and regulatory safety standards such as those described above. Although we cannot estimate the magnitude of such expenditures at this time, we do not believe that they will have a material adverse impact on our results of operations.

OTHER REGULATIONS

        We also are subject to the Jones Act and the Merchant Marine Act of 1936 because of our ownership and operation of ocean vessels. Numerous other federal, state and local rules regulate our operations pursuant to which governmental agencies have the ability to suspend, curtail or modify our operations. We believe that we are in material compliance with these regulations.

OPERATIONAL HAZARDS AND INSURANCE

        Our terminal and pipeline facilities may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain insurance of various types that we consider adequate to cover our operations and properties. The insurance covers all of our assets in amounts that we consider to be reasonable. The insurance policies are subject to deductibles that we consider reasonable and not excessive. Our insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. The events of September 11, 2001, and their overall effect on the insurance industry have adversely impacted the availability and cost of coverage. Due to these events, insurers have excluded acts of terrorism and sabotage from our insurance policies. On certain of our key assets, we have purchased a separate insurance policy for acts of terrorism and sabotage.

COMPETITION

        We face intense competition in our terminal and pipeline operations as well as in our supply and marketing operations. Our competitors include other terminal and pipeline companies, the major integrated oil companies, their marketing affiliates and independent gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Some of these competitors have capital resources many times greater than ours, and control greater supplies of refined petroleum products.

Risk factors

        Our business, operations and financial condition are subject to various risks. Some of these risks are described below, and you should take these risks into account in evaluating us or any investment decision involving us. This section does not describe all risks applicable to us, our industry or our business, and it is intended only as a summary of certain material risk factors.

RISKS RELATED TO OUR BUSINESS

The profitability of our operations depends on the availability to us of supplies of petroleum products. A significant decrease in available supplies for any reason could adversely affect our sales and results of operations.

        The availability of supplies of refined petroleum product is essential to our operations. A material decline in refined petroleum product supplies could adversely affect our revenues from throughput and storage fees and from bulk, contract and rack product sales. Such a material decline in product supplies may be caused by natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. Furthermore, we do not have long-term supply contracts with refiners and our suppliers could cease selling product to us for any one of several reasons, including a lack of crude oil supplies, price or volume competition and external economic or political events. For example, a crude oil supply disruption in the Middle East or South America could lead the major oil companies and the independent refining and marketing companies to retain all of their refined petroleum product supplies for their own distribution operations, thus creating a shortage of supply available to us. Such a shortage could have a material adverse effect on our supplies of product and hinder our ability to earn throughput fees or sales revenues.

We are subject to the risk of contract non-performance by our customers.

        We have contract sales agreements, fuel supply management agreements, storage agreements and other contractual relationships with our customers. We therefore could be exposed to unplanned expenses and losses if any of those parties fails to honor its contractual commitments or files for bankruptcy. Accordingly, we are exposed to an increased level of direct and indirect counter-party credit and performance risk. For example, when we enter into long-term sale contracts with our customers, the contract sets a fixed price for our sale of product to the customer. In accordance with our risk management policies and practices, we enter into futures contracts to purchase a corresponding amount of product in order to protect against price fluctuations. However, if the customer with whom we have entered into the long-term sale contract then fails to honor its contractual commitments or files for bankruptcy, we would remain liable for the obligations under the long-term futures contract that we would need to unwind. If the price of product has changed adversely since we entered into the futures contract, we could be forced to make a substantial payment to settle the futures contract that would not be offset by corresponding income and our operations could suffer. There can be no assurance that we have adequately assessed the creditworthiness of our existing or future customers or that there will not be an unanticipated deterioration in their creditworthiness.

We face intense competition in our supply, distribution and marketing activities, as well as in our terminal and pipeline activities.

        We compete with other petroleum companies, national, regional and local pipeline and terminal companies, the major integrated oil companies, their marketing affiliates, and independent brokers and marketers of widely varying sizes, financial resources and experience. In particular, our ability to compete could be harmed by factors we cannot control, including:

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  price competition from major oil companies or other independent refined product companies, some of which are substantially larger than we are, have greater financial resources and control substantially greater supplies of petroleum products than we do;

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  abundance of supply of petroleum products keeping petroleum prices low or unchanging;

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  the perception that another company can provide better service; and

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  the availability of alternative supply points, or supply points located closer to our customers' operations.

        If we are unable to compete with services offered by other petroleum enterprises, our results of operations may be adversely affected.

        Our supply management services require the companies we service to outsource a vital part of their operational activities to us, which requires trust in our ability to fulfill their product needs. Because we may have less name recognition than some of our competitors in the petroleum products industry, it may be difficult for us to obtain additional contracts for supply management services.

A portion of our revenues is generated under contracts that must be renegotiated periodically. The failure to successfully renew significant contracts, or renewals on less favorable terms, could adversely affect our revenues and results of operations.

        Much of our contract-based revenues are generated under contracts generally having a duration of one year or less. As these contracts expire periodically, they must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot be certain that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts.

        In particular, our ability to extend or replace sales contracts could be harmed by competitive factors we cannot control, such as those described above under "We face intense competition in our supply, distribution and marketing activities, as well as in our terminal and pipeline activities" and such as the following:

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  the abundance of storage capacity in the markets we serve;

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  the failure of our technologies that support our performance under our contracts; and

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  the election by a customer to provide the services for themselves, eliminating the need for a contract with us.

        If we cannot successfully renew significant contracts or have to renew them on less favorable terms, our revenues from these arrangements could decline and our results of operations could suffer.

Our business involves many hazards and operational risks, some of which may not be covered by insurance.

        Our operations are subject to the many hazards inherent in the transportation and storage of volatile and toxic petroleum products, including explosions, pollution, release of toxic substances, fires, accidents on rivers or at sea and other hazards that could result in environmental damages, personal injuries, loss of life and suspension of operations. Our operations also are subject to risks associated with natural disasters, adverse weather conditions, terrorist attacks and other events beyond our control. If any of these events were to occur, we could suffer substantial losses because of personal injury or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage resulting in curtailment or suspension of our related operations. Although we maintain insurance against these types of risks to the extent and in amounts that we believe are reasonable, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

Our hedging activities may not precisely match our sales of physical inventory and therefore expose us to financial risks and reduce our opportunity to benefit from price increases.

        In order to protect against price volatility with respect to our refined petroleum product inventories, we enter into NYMEX futures contracts. These contracts reduce exposure to subsequent price drops, but also can result in financial risk if the expiration dates of the futures contracts do not precisely match the timing of the sales of the underlying inventory. In addition, while futures contracts reduce our exposure to subsequent price drops, they also reduce the opportunity to benefit when commodity prices rise.

        When we purchase refined petroleum products without a corresponding firm sale commitment, we enter into futures contracts to sell a corresponding amount of product to protect against price fluctuations for the underlying commodity. When we ultimately sell the underlying inventory to a customer, we unwind the related hedging arrangement. In order to accurately hedge against price fluctuations, we must attempt to predict when we will sell the underlying product. If we fail to accurately predict the timing of those future sales, and the product remains in our inventory longer than the expiration date of the futures contract, we must settle the old futures contract and enter into a new futures contract to sell the product to hedge against the same inventory. We refer to this as "rolling" the hedges. While these conditions frequently exist on a small scale, if market conditions are adverse for an extended period, we can suffer financial losses.

        Our existing operations require us to maintain a base operating inventory of approximately 3.8 million barrels, consisting primarily of tank bottoms, product in transit and pipeline fill. We generally do not hedge our base operating inventory because the base operating inventory is not available for immediate sale. As a result, any futures contracts used to hedge the base operating inventory would have to be continuously rolled from period to period, which, during unfavorable market conditions, would result in a realized loss on the futures contract without the realization of an offsetting gain in the value of the base operating inventory. Our risk policy, however, allows our management team the discretion under certain market conditions to hedge up to 500,000 barrels of our base operating inventory, which would reduce the unhedged inventory to approximately 3.3 million barrels, or to leave up to 500,000 barrels of our discretionary inventory unhedged, which would increase our unhedged inventory to approximately 4.3 million barrels. We decide whether to hedge a portion of our base operating inventory or to leave a portion of our discretionary inventory unhedged depending on our expectations of future market changes. To the extent that we do not hedge a portion of our inventory and commodity prices move adversely, we could suffer losses on that inventory.

        We maintain a system of internal controls to assure there is no unauthorized trading or speculation on commodity prices. However, unauthorized speculative trades could occur that may expose us to substantial losses to cover a position in the futures contract, which may in turn have a material adverse effect on our revenues, cash flows and results of operations.

Changes in commodity prices subject us to margin calls which may adversely affect our liquidity.

        All of our futures contracts are traded on the NYMEX and, therefore, require daily settlements for changes in commodity prices. Unfavorable commodity price changes subject us to margin calls that require us to provide cash collateral to counter-parties in amounts that may be material. For example, we may enter into a futures contract to sell a given quantity of product at a fixed price on a future date to hedge against discretionary inventory on hand. If commodity prices rise before the expiration date of the futures contract, it will be "out of the money," which means that we will be obligated to deposit funds to cover a margin call based on the increase in the commodity price. If commodity prices fall before the expiration date of the futures contract, a portion of our margin call deposits with the NYMEX will be returned to us. We use our credit lines to fund these margin calls, but such funding requirements could exceed our ability to access capital. If we are unable to meet these margin calls with borrowings or cash on hand, we would be forced to sell product to meet the margin calls or to unwind futures contracts. If we are forced to sell product to meet margin calls, we may have to sell at prices or in locations that are not advantageous, and could incur financial losses as a result.

A sustained failure of the complex, proprietary technology, including computer software, that we use to link our facilities and to purchase and sell refined petroleum products could reduce our revenues, cause us to suffer increased expenses and adversely affect our business.

        We use complex, proprietary computer software and techniques to purchase refined petroleum product and to market, transport and distribute product to our facilities and customers. A sustained outage could significantly adversely affect our business by preventing us from:

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  acquiring adequate supplies and delivering them to our terminals and customers;

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  transporting product on a timely basis to locations and facilities where we have delivery obligations;

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  transporting product to markets in which we can profit from basis differentials;

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  marketing and selling product on a timely basis or at the best available prices; and

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  being able to properly manage the needs of customers for which we provide supply management services.

        In addition, refiners could elect to reduce their supply of product to us or stop supplying us altogether if they were injured by a failure of our systems or determined that we had become an unreliable customer. Similarly, our customers could elect to cease purchasing from us or reduce the volumes of product they purchase from us. In each case, we could lose revenue and suffer increased expenses that would adversely affect our results of operations.

Our operations and sales volumes are dependent upon demand for petroleum products by distributors, marketers, wholesalers and commercial end users in the Gulf Coast, Midwest and East Coast regions of the United States. Any decrease in this demand could adversely affect our business.

        Our business depends in large part on the demand for refined petroleum products in the markets served by our transportation and storage network. Our earnings and cash flow are dependent on high sales volumes. The volumes of our sales can be adversely affected by the prices of refined products, which are subject to significant fluctuation depending upon numerous factors beyond our control, including the supply of and demand for gasoline and other refined products. The supply of and demand for refined products can be affected by, among other things, changes in domestic and foreign economies, political affairs, terrorism and the threat of terrorism, production levels, industry-wide inventory levels, the availability of imports, the marketing of gasoline and other refined products by competitors, the marketing of competitive fuels, the impact of energy conservation efforts and government regulation.

        Sales volumes also are affected by regional factors, such as local market conditions, the availability of transportation systems with adequate capacity, transportation costs, fluctuating and seasonal demands for products, changes in transportation and travel patterns, variations in weather patterns from year to year and the operations of companies providing competing services.

We may not be successful in growing through acquisitions or integrating effectively and efficiently any businesses and operations we may acquire. Any future acquisitions may substantially increase the levels of our indebtedness.

        Part of our business strategy includes acquiring additional terminal and storage facilities that complement our existing asset base and distribution capabilities. In order to expand our business through the selective acquisitions of new or expanded facilities, we must identify those opportunities. We cannot be certain that we will be able to identify appropriate opportunities for expansion which will satisfy our target rates of return, obtain financing on acceptable terms, negotiate satisfactory terms of such acquisitions, or that any such acquisitions will improve our operating results.

        Acquisitions may require substantial capital or the incurrence of substantial indebtedness. As a result, our capitalization and results of operations may change significantly as a result of future acquisitions. Any additional debt financing could significantly increase our interest expense and involve restrictive covenants. Furthermore, you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in connection with any future acquisitions.

        Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and new geographic areas of any acquired businesses. Successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with our existing operations. These efforts may temporarily distract their attention from day-to-day business and other business opportunities. In addition, the management of the acquired business may not join our management team. Any change in management may make it more difficult to integrate an acquired business with our existing operations. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we may have no recourse under applicable indemnification provisions.

        In February 2003, we acquired the Coastal Fuels assets. This acquisition was significant in relation to the size and scope of our existing terminaling operations. We also have had no prior experience in tug and barge operations. If we do not successfully integrate the Coastal Fuels assets and our other acquisitions, or if there is any significant delay in achieving such integration, our business and financial condition could be adversely affected.

        Furthermore, pursuant to the terms of the purchase, certain of El Paso's subsidiaries, including El Paso CGP Company, formerly The Coastal Corporation, made representations and warranties to us on which we relied when completing the purchase, agreed to indemnify us for certain losses under the purchase agreement, and entered into certain long-term contracts with us for storage of petroleum products and other services. El Paso Corporation also guaranteed certain of the obligations of its subsidiaries to us. If El Paso Corporation and El Paso CGP Company are unable to satisfy their obligations under the purchase agreement and related contracts or file for bankruptcy, we could suffer financial losses, incur expenses or lose revenues.

Our operations are subject to governmental laws and regulations relating to the protection of the environment that may expose us to significant costs and liabilities.

        The risk of substantial environmental costs and liabilities is inherent in pipeline, transport and terminal operations and we may incur substantial environmental costs and liabilities. Our operations and activities are subject to significant federal, state and local laws and regulations relating to the protection of the environment. These include, for example, the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency, or the EPA, have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties located near our terminal facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

        In addition, the possibility exists that new, stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs because of stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

        We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store refined petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminal operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

Federal Energy Regulatory Commission and Department of Transportation regulations may change important aspects of our industry and could reduce our ability to compete and impose significant costs on us or affect our ability to ship product in the quantities we need, which could adversely affect our revenues.

        The Federal Energy Regulatory Commission, or FERC, regulates the tariff rates for interstate common carrier operations. Tariff rates are subject to periodic changes and the FERC may approve higher tariff rates for transport of product on the principal pipelines we utilize. The FERC also may change the manner in which tariffs apply, such as changing from tariffs based on shipping history to tariffs based on competitive bidding or some other methodology. Substantial increases or changes in the tariff rates on the principal pipelines we utilize could adversely affect our ability to ship the quantities of product we need or to ship product at economical rates. As a result, we could lose sales or suffer higher transportation expenses, which could adversely affect our results of operations.

        In addition, refined petroleum product pipeline operations are subject to regulation by the Department of Transportation. These regulations require, among other things, that pipeline operators engage in a regular program of pipeline integrity testing to assess, evaluate, repair and validate the integrity of their pipelines, which could result in service interruptions or significant and unexpected expenditures either with respect to pipelines we own or on pipelines owned by others that we use. We may have to bear those interruptions and expenses through the prices we pay to transport product, and the prices we charge when selling product that we purchase and market. Although we generally seek to pass those costs on to our customers, the resulting price increases might not be entirely recoverable or could lower demand for product. We transport a large amount of product on common carrier pipelines that we do not own, and spurs of those pipelines supply our terminals. If the Department of Transportation determines that a spur of a common carrier pipeline that supplies our terminals requires repair to maintain its integrity, the owner of the pipeline may decide to abandon the spur to our terminal instead of completing the repair work, or could require us to pay for the repair work, either of which would adversely affect our operations at that terminal or force us to close the terminal.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect us.

        The workplaces associated with the processing and storage facilities and the pipelines we operate are subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to our employees, state and local government authorities, and local residents. We believe that we have conducted our operations in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances. Failure to comply with OSHA requirements could adversely affect our results of operations if we are subjected to fines or significant additional compliance costs.

The departure of any of our key executive officers could harm our business.

        Our future success depends largely on the efforts of our executive management team, which consists of Cortlandt Dietler, Chairman and Director; Donald H. Anderson, Vice-Chairman, Chief Executive Officer, President and Director; William S. Dickey, Executive Vice President and Chief Operating Officer; Randall J. Larson, Executive Vice President and Chief Financial Officer; and Erik B. Carlson, Senior Vice President, Corporate Secretary and General Counsel. The loss of any of these individuals could have a material adverse effect on our business. If we experience vacancies in any of these key roles, it could have a material adverse impact on our ability to properly conduct our business operations and pursue our growth initiatives and, as a result, could have a material adverse impact on our overall business, financial condition and results of operations.

Management's discussion and analysis of financial condition and results of operations; three fiscal years ended June 30, 2002

GENERAL

        The following discussion and analysis of the results of operations and financial condition should be read in conjunction with the consolidated financial statements. Material period-to-period variances in the consolidated statements of operations are discussed under "Results of Operations."

CRITICAL ACCOUNTING ESTIMATES

        A summary of the significant accounting policies that we have adopted and followed in the preparation of our consolidated financial statements is detailed in Note 1 of Notes to the Consolidated Financial Statements. Certain of these accounting policies require the use of estimates. We have identified the following estimates that, in our opinion, are subjective in nature, require the exercise of judgment, and involve complex analysis. These estimates are based on our knowledge and understanding of current conditions and actions we may take in the future. Changes in these estimates will occur as a result of the passage of time and the occurrence of future events. Subsequent changes in these estimates may have a significant impact on our financial condition and results of operations.

        Allowance for Doubtful Accounts.    At June 30, 2002, our allowance for doubtful accounts was $1.25 million. Our allowance for doubtful accounts represents the amount of trade receivables that we do not expect to collect. The valuation of our allowance for doubtful accounts is based on our analysis of specific individual customer balances that are past due and, from that analysis, we estimate the amount of the receivable balance that we do not expect to collect. That estimate is based on various factors, including our experience in collecting past due amounts from the customer being evaluated, the customer's current financial condition, the current economic environment and the economic outlook for the future.

        Inventories—Discretionary Volumes.    At June 30, 2002, we held products for sale or exchange in the ordinary course of business with a value of $175.2 million. Our inventories—discretionary volumes are carried at fair value in the accompanying consolidated balance sheets. The valuation of our inventories—discretionary volumes is based on quoted prices, when available. However, quoted prices are not available from brokers for all future periods and delivery locations in which we are committed to do business. When quoted prices are not available, we estimate the values based on historical relationships between current and future prices and delivery locations.

        Supply Management Services Contracts.    At June 30, 2002, we are a party to supply management services contracts that require us to deliver physical quantities of refined petroleum products over a specified term at a specified price. Our supply management services contracts are carried at fair value in the accompanying consolidated balance sheets. At June 30, 2002, our net unrealized gains on supply management services contracts were approximately $13.9 million. The valuation of our supply management services contracts is based on quoted prices, when available. However, quoted prices are not available from brokers for all future periods and delivery locations in which we are committed to do business. When quoted prices are not available, we estimate the values based on historical relationships between current and future prices and delivery locations.

        Accrued Lease Abandonment.    At June 30, 2002, we have an accrued liability of $3.1 million as our estimate of the future payments we expect to pay, net of sublease payments we expect to receive from subleasing our to-be-vacated office space in Denver, Colorado and Atlanta, Georgia. The valuation of our accrued lease abandonment is based on the timing and amount of sublease payments we expect to receive from subleasing our to-be-vacated office space. Our estimate of the timing and amount of sublease payments is based on information received from real estate brokers.

        Accrued Transportation and Deficiency Agreements.    At June 30, 2002, we have an accrued liability of $2.8 million as our estimate of the future payments we expect to pay for the estimated shortfall in volumes for the remainder of the terms of our transportation and deficiency agreements. The valuation of our accrued transportation and deficiency agreements is based on our estimate of the future volumes we expect to supply and ship with the counterparties to these agreements. We estimate the future volumes based on our historical volumes supplied and shipped with the counterparties. Our accrued liability would be adjusted if our current projections of future volumes to be supplied and shipped with the counterparties indicated a significant increase or decrease in expected volumes due to changes in the scope and breadth of our supply, distribution, and marketing operations.

        Accrued Environmental Obligations.    At June 30, 2002, we have an accrued liability of $2.3 million as our estimate of the future payments we expect to pay for environmental costs to remediate existing conditions attributable to past operations. The valuation of our accrued environmental obligations is based on our estimate of the remediation costs to be incurred in the future. We estimate the future remediation costs based on specific site studies using enacted laws and regulations. Estimates of our environmental obligations are subject to change due to a number of factors and judgments involved in the estimation process, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation, technology changes affecting remediation methods, alternative remediation methods and strategies, and changes in environmental laws and regulations.

        Series B Redeemable Convertible Preferred Stock.    At June 30, 2002, the carrying amount of the Series B Redeemable Convertible Preferred Stock was $80.9 million. The carrying amount is based on our estimate of the fair value of the Series B Redeemable Preferred Stock at the date of issuance (June 28, 2002). We estimated the value of the Series B Redeemable Preferred Stock by adding together (i) the present value of the expected dividend payments and mandatory redemption value discounted at a risk-adjusted rate and (ii) the value of the embedded conversion option using an option pricing model.

SIGNIFICANT DEVELOPMENTS

        During the year ended June 30, 2002, we amended and restated our bank credit facility ("New Facility") to provide us with financing to expand our petroleum products marketing and terminaling network, support our working capital requirements and general corporate needs, recapitalize our preferred stock, and repurchase shares of our common stock. The New Facility provides us with a revolving line of credit and the ability to issue letters of credit to support our supply, distribution, and marketing operations.

        We also announced our decision to relocate our supply, distribution and marketing operations from Roswell, Georgia to Denver, Colorado to join our corporate headquarters.

Extension of bank credit facility

        On June 28, 2002, we entered into the New Facility with a syndication of banks. The New Facility provides for a maximum borrowing under the revolving line of credit that is the lesser of (i) $300 million and (ii) the borrowing base. The borrowing base is a function of our accounts receivable, inventory, exchanges, margin deposits, open positions of supply management services and risk management contracts, outstanding letters of credit, and outstanding indebtedness as defined in the New Facility. Borrowings under the New Facility bear interest (at our option) based on the lender's base rate plus a specified margin, or LIBOR plus a specified margin; the specified margins are a function of our leverage ratio as defined in the New Facility. Borrowings under the New Facility are secured by substantially all of our assets. The New Facility matures on June 27, 2005. The terms of the New Facility include financial covenants relating to fixed charge coverage, current ratio, maximum leverage ratio, consolidated tangible net worth, capital expenditures, cash distributions and open inventory positions that are tested on a quarterly and annual basis. At June 30, 2002, we were in compliance with all covenants included in the New Facility.

Preferred stock recapitalization

        On June 28, 2002, we entered into an agreement with the holders of the Series A Convertible Preferred Stock (the "Preferred Stock Recapitalization Agreement") to redeem a portion of the outstanding Series A Convertible Preferred Stock and warrants in exchange for cash, shares of common stock, and shares of a newly created and designated preferred stock ("Series B Redeemable Convertible Preferred Stock").

        The Preferred Stock Recapitalization Agreement resulted in the redemption of 157,715 shares of Series A Convertible Preferred Stock and warrants to purchase 9,841,493 shares of common stock in exchange for the (i) issuance of 72,890 shares of Series B Redeemable Convertible Preferred Stock with a fair value of approximately $80.9 million, (ii) issuance of 11,902,705 shares of common stock with a fair value of approximately $59.5 million, and (iii) a cash payment of approximately $21.3 million. The fair value of the consideration paid to the holders of the Series A Convertible Preferred Stock was in excess of the financial statement carrying amount of the Series A Convertible Preferred Stock that was redeemed. That excess of approximately $1.5 million has been treated in a manner similar to preferred stock dividends in the accompanying consolidated financial statements. At June 30, 2002, there were 24,421 shares of Series A Convertible Preferred Stock that remain outstanding.

        In connection with the Preferred Stock Recapitalization Agreement, we also agreed to repurchase approximately 4.1 million shares of our common stock from an institutional holder of the Series A Convertible Preferred Stock for cash consideration of approximately $20.4 million.

        We borrowed approximately $41.7 million under the New Facility to finance the redemption of the Series A Convertible Preferred Stock and the reacquisition of the common stock.

Corporate relocation and transition

        During the year ended June 30, 2002, we announced to our employees that our supply, distribution and marketing operations in Atlanta, Georgia would be relocated to Denver, Colorado. On March 19, 2002, we offered approximately 72 employees the opportunity to relocate to Denver, Colorado and we informed approximately 25 employees that they would not be offered the opportunity to relocate to Denver, Colorado. Ultimately, 36 employees chose to relocate to Denver, Colorado. Those employees are entitled to receive a transition bonus and a relocation package payable upon transfer to the Denver office. The transition bonus is being accrued over the period from date of acceptance by the employee to the expected date of arrival in Denver, Colorado. The relocation costs are being accrued as incurred/earned by the employee. Ultimately, 36 employees chose not to relocate and those employees are entitled to receive termination benefits on their termination date as determined by us. The special termination benefits were accrued upon receipt of the notification from the employee that they did not intend to accept the offer to relocate to Denver, Colorado. For the year ended June 30, 2002, we accrued approximately $2.1 million of benefits due to employees, of which approximately $2.0 million remains unpaid as of June 30, 2002. We expect to pay the accrued liability of approximately $2.0 million during the year ending June 30, 2003.

(in thousands)	Special charge	Amounts paid	Accrued liability at June 30, 2002

Accrued severance payable to employees not relocating to Denver, Colorado	$1,512	$(84)	$1,428
Accrued transition benefits payable to employees relocating to Denver, Colorado	501	—	501
Relocation costs incurred during the period	100	—	100
Other	25	(25)	—

	$2,138	$(109)	$2,029

        In connection with our corporate relocation and transition, we entered into an operating lease for new office space in Denver, Colorado. The new lease was executed on April 19, 2002. Prior to June 30, 2002, we engaged commercial real estate agents to solicit prospective tenants to sublease our existing office space in Denver, Colorado and the vacated space in Roswell, Georgia. We expect to vacate our existing office space in Denver, Colorado during June 2003 and the space in Roswell, Georgia during September 2002. The accrual for the abandonment of the office leases represents the excess of the remaining lease payments subsequent to vacancy of the space by us over the estimated sublease rentals to be received based on current market conditions. The abandonment of leasehold improvements represents the carrying amount of those assets that are expected to be abandoned in connection with the abandonment of the office leases. For the year ended June 30, 2002, we charged to income approximately $4.2 million for abandonment of office leases and leasehold improvements.

(in thousands)	Special charge	Amounts paid or written-off	Accrued liability at June 30, 2002

Abandonment of office leases:
Denver, Colorado	$1,150	$—	$1,150
Atlanta, Georgia	1,960	—	1,960
Abandonment of leasehold improvements:
Denver, Colorado	550	(550)	—
Atlanta, Georgia	518	(518)	—

	$4,178	$(1,068)	$3,110

        We expect to pay the accrued liability of approximately $3.1 million, net of estimated sublease rentals, as follows (in thousands):

Years ending June 30:	Lease payments	Estimated sublease rentals	Accrued liability at June 30, 2002

2003	$745	$(97)	$648
2004	991	(562)	429
2005	1,020	(565)	455
2006	1,045	(569)	476
2007	948	(508)	440
Thereafter	1,243	(581)	662

	$5,992	$(2,882)	$3,110

DISPOSITIONS

        On May 31, 2002, our 30.02% interest in ST Oil Company was reacquired by ST Oil Company for cash consideration of approximately $3.0 million and we recognized a net gain of approximately $1.4 million on the sale. The proceeds from the sale were used for general corporate purposes.

        On July 31, 2001, we sold the NORCO Pipeline system and related terminals ("NORCO") to Buckeye Partners L.P. for cash consideration of approximately $62.0 million and recognized a net gain of approximately $8.6 million on the sale. The proceeds from the sale were used to repay long-term debt and for general corporate purposes.

        On July 27, 2001, we sold 861 shares of the common stock of West Shore Pipeline Company ("West Shore"), thereby reducing our ownership interest to 18.50%. The West Shore common stock was sold to Midwest Pipeline Company, LLC for cash consideration of approximately $2.9 million. We recognized a loss of approximately $1.1 million on this sale. As a result of this transaction, we also recognized a loss on our remaining investment in West Shore of approximately $8.8 million. We sold our remaining 18.50% interest on October 29, 2001 to Buckeye Partners L.P. for cash consideration of approximately $23.1 million, which approximated our adjusted book value. The cash proceeds from both sales were used to repay long-term debt and for general corporate purposes.

        Effective June 30, 2001, we sold two petroleum distribution facilities in Little Rock, Arkansas to Williams Energy Partners L.P. for $29.0 million. The cash proceeds from the sales transactions were received on July 3, 2001. We recognized a net gain in June 2001 of approximately $22.1 million on the sale. The proceeds from the sale were used to repay long-term debt and for general corporate purposes.

        Effective December 31, 1999, we sold our natural gas gathering subsidiary, Bear Paw Energy Inc., ("BPEI"), to BPE Acquisition LLC, a special purpose entity formed by Bear Paw's management in association with Thomas J. Edelman and Chase Capital Partners. The sale of BPEI was for cash consideration of $107.5 million, plus $23.7 million for reimbursement of the capital expenditures we made on BPEI's newly constructed Powder River coal seam gathering system from July 1, 1999 to December 31, 1999. This disposition resulted in an approximate $16.6 million gain. The sale proceeds were used to reduce long-term debt and for general corporate purposes.

ACQUISITIONS

        Effective June 30, 2002, we acquired for cash consideration of approximately $7.2 million the remaining 40% interest that we previously did not own in the Razorback Pipeline system, a 67 mile products pipeline between Mount Vernon, Missouri and Rogers, Arkansas with approximately 0.4 million barrels of storage capacity.

        On May 31, 2000, we acquired two products terminals located in Richmond and Montvale, Virginia for approximately $3.2 million. These facilities are interconnected to the Colonial and Plantation pipeline systems and include approximately 0.5 million barrels of storage capacity.

SUBSEQUENT EVENTS

        On August 23, 2002, we announced the signing of a long-term terminaling agreement with P.M.I. Trading Limited to provide Products terminaling services and a related pipeline construction assistance agreement with P.M.I. Services North America, Inc., both affiliates of Petroleos Mexicanos, for the construction of a new 17-mile U.S. Products pipeline from the U.S./Mexican border to our terminaling facility located at the port of Brownsville, Texas.

        We also announced that on July 31, 2002, we closed on the purchase of a 25,000-barrel terminal in Brownsville, Texas. The terminal provides us with additional storage and rail car handling facilities and operating synergies with our main facility in Brownsville, Texas.

RESULTS OF OPERATIONS

        Selected annual results of operations data are summarized below:

	Years ended June 30,
(in thousands)	2002	2001	2000

Net operating margins(1):
Supply, distribution and marketing	$55,784	$28,000	$18,853
Terminals and pipelines	35,718	45,890	44,254
Natural gas services(2)	—	—	10,490

Total net operating margins	91,502	73,890	73,597
Selling, general and administrative expenses	(35,211)	(34,072)	(41,680)
Depreciation and amortization	(16,556)	(19,510)	(22,344)
Impairment of long-lived assets	—	—	(50,136)
Corporate relocation and transition	(6,316)	—	—

Operating income (loss)	33,419	20,308	(40,563)
Dividend income from and equity in earnings of petroleum related investments	1,450	3,060	1,590
Interest income	599	2,914	3,419
Interest expense and other financing costs	(21,432)	(30,424)	(35,480)
Gain (loss) on disposition of assets, net	(13)	22,146	13,930

Earnings (loss) before income taxes	14,023	18,004	(57,104)
Income tax (expense) benefit	(5,465)	(6,666)	19,167

Net earnings (loss)	8,558	11,338	(37,937)
Preferred stock dividends	(11,351)	(8,963)	(8,506)

Net earnings (loss) attributable to common stockholders	$(2,793)	$2,375	$(46,443)

(1)
Net operating margins represent net revenues, less direct operating costs and expenses.

(2)
Our natural gas services activities were divested as of December 31, 1999.

        The following table summarizes our EBITDA, operating results for debt covenant compliance, operating income, and cash flows (in thousands):

	Years ended June 30,
	2002	2001	2000

EBITDA(1)	$51,412	$65,024	$(2,699)
Operating results for debt covenant compliance(2)	$64,388	$61,196	$33,507
Operating income (loss)	$33,419	$20,308	$(40,563)
Net cash provided (used) by operating activities	$(101,512)	$51,936	$267,526
Net cash provided (used) by investing activities	$102,778	$(18,969)	$77,902
Net cash provided (used) by financing activities	$3,811	$(61,130)	$(305,417)
Reconciliation to net earnings:
Operating results for debt covenant compliance	$64,388	$61,196	$33,507
Lower of cost or market write-downs on minimum inventory volumes	(12,963)	(18,318)	—
Impairment of long-lived assets	—	—	(50,136)
Gain (loss) on disposition of assets	(13)	22,146	13,930

EBITDA	51,412	65,024	(2,699)
Depreciation and amortization	(16,556)	(19,510)	(22,344)
Interest expense, net	(11,837)	(15,215)	(25,121)
Other financing costs, net	(8,996)	(12,295)	(6,940)
Income tax benefit (expense)	(5,465)	(6,666)	19,167

Net earnings	$8,558	$11,338	$(37,937)

(1)
EBITDA is defined as earnings before income taxes, interest expense, net, other financing costs, net, depreciation and amortization. We believe that, in addition to cash flow from operating activities and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance since it provides an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. To evaluate EBITDA, the components of EBITDA such as net operating margin and direct operating expenses and the variability of such components over time, also should be considered. EBITDA should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our method of calculating EBITDA may differ from methods used by other companies and, as a result, EBITDA measures disclosed herein might not be comparable to other similarly titled measures used by other companies.

(2)
We believe that operating results for debt covenant compliance is a useful measure in evaluating our performance because it eliminates the impact on our operating results from gains recognized and deferred on discretionary inventory volumes and the impairment of our inventories—minimum volumes. We believe that, in addition to operating income, cash flow from operating activities and EBITDA, operating results for debt covenant compliance is a useful financial performance measurement reflecting our ability to incur and service debt and to fund capital expenditures. In evaluating operating results for debt covenant compliance, we believe that consideration should be given, among other things, to the amount by which operating results for debt covenant compliance exceeds interest costs for the period; how operating results for debt covenant compliance compares to principal repayments on debt for the period; and how operating results for debt covenant compliance compares to capital expenditures for the period. As a result of the implementation of EITF 02-03, our inventories—minimum volumes and —discretionary volumes are carried at the lower of cost (first in, first out) or market, while our risk management contracts are carried at market. As a result, if market prices are increasing during the end of one quarter and into the beginning of the next quarter, we may show significant losses on risk management contracts at the end of the prior quarter and significant gains recognized on our beginning inventories—discretionary volumes in the following quarter. While this volatility tends to offset over several quarters, it can result in significant volatility in our reported operating income and EBITDA between any two quarters. Because the inventory adjustments that affect operating income can be volatile on a quarterly basis, management uses operating results for debt covenant compliance to monitor and manage the operations of our business segments. Management believes that operating results for debt covenant compliance provides an appropriate measure of our debt service capabilities and, as a result, this measure is used as a measure of our financial performance in our borrowing arrangements. Under Financial Accounting Standards Board Statement of Financial

  Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, we are required to report measures of profit and loss that are used by our chief operating decision maker in assessing financial performance for each of our reportable segments in the footnotes to our consolidated financial statements and, accordingly, we report operating results for debt covenant compliance in connection with our operating segment disclosures.

Operating results for debt covenant compliance and EBITDA should not be construed as alternatives to operating income as determined in accordance with generally accepted accounting principles as indicators of our operating performance, or to cash flows from operating activities, as determined in accordance with generally accepted accounting principles as a measure of liquidity.

        Selected quarterly results of operations data are summarized below (in thousands):

	Three months ended
	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	Year ended June 30, 2002

Net operating margins:
Supply, distribution and marketing
Net operating margins	$26,750	$1,615	$20,106	$7,313	$55,784
Terminals and pipelines
Net operating margins	8,341	8,513	9,596	9,268	35,718

Total net operating margins	35,091	10,128	29,702	16,581	91,502
Selling, general, and administrative	(8,465)	(8,185)	(8,955)	(9,606)	(35,211)
Depreciation and amortization	(4,282)	(4,024)	(4,143)	(4,107)	(16,556)
Corporate relocation and transition	—	—	(315)	(6,001)	(6,316)

Operating income (loss)	22,344	(2,081)	16,289	(3,133)	33,419
Other income (expense), net	(6,811)	(2,660)	(2,200)	(7,725)	(19,396)
Income tax (expense) benefit	(5,902)	1,801	(5,354)	3,990	(5,465)

Net earnings (loss)	$9,631	$(2,940)	$8,735	$(6,868)	$8,558

Calculation of EBITDA and operating results for debt covenant compliance:
Operating results for debt covenant compliance	$28,824	$14,165	$20,425	$974	$64,388
Lower of cost or market write-downs on minimum inventory volumes	(849)	(12,114)	—	—	(12,963)
Gain (loss) on disposition of assets	(1,295)	—	—	1,282	(13)

EBITDA	26,680	2,051	20,425	2,256	51,412
Depreciation and amortization	(4,282)	(4,024)	(4,143)	(4,107)	(16,556)
Interest expense, net	(2,789)	(2,757)	(3,577)	(2,714)	(11,837)
Other financing costs, net	(4,076)	(11)	1,384	(6,293)	(8,996)
Income tax benefit (expense)	(5,902)	1,801	(5,354)	3,990	(5,465)

Net earnings (loss)	$9,631	$(2,940)	$8,735	$(6,868)	$8,558

Management's discussion and analysis of financial condition and results of operations; three fiscal years ended June 30, 2002

	Three months ended
(in thousands)	September 30, 2000	December 31, 2000	March 31, 2001	June 30, 2001	Year ended June 30, 2001

Net operating margins:
Supply, distribution and marketing
Net operating margins	$3,782	$8,512	$12,700	$3,006	$28,000
Terminals and pipelines
Net operating margins	12,352	12,031	10,220	11,287	45,890

Total net operating margins	16,134	20,543	22,920	14,293	73,890
Selling, general, and administrative	(7,237)	(8,157)	(9,102)	(9,576)	(34,072)
Depreciation and amortization	(4,847)	(4,821)	(4,927)	(4,915)	(19,510)

Operating income (loss)	4,050	7,565	8,891	(198)	20,308
Other income (expense), net	(3,616)	(4,754)	(8,143)	14,209	(2,304)
Income tax (expense) benefit	(165)	(1,068)	(284)	(5,149)	(6,666)

Net earnings (loss)	$269	$1,743	$464	$8,862	$11,338

Calculation of EBITDA and operating results for debt covenant compliance:
Operating results for debt covenant compliance	$14,344	$15,559	$16,524	$14,769	$61,196
Lower of cost or market writedowns on minimum inventory volumes	(4,528)	(2,353)	(1,940)	(9,497)	(18,318)
Gain (loss) on disposition of assets	—	8	—	22,138	22,146

EBITDA	9,816	13,214	14,584	27,410	65,024
Depreciation and amortization	(4,847)	(4,821)	(4,927)	(4,915)	(19,510)
Interest expense, net	(3,561)	(3,795)	(4,289)	(3,570)	(15,215)
Other financing costs, net	(974)	(1,787)	(4,620)	(4,914)	(12,295)
Income tax expense	(165)	(1,068)	(284)	(5,149)	(6,666)

Net earnings	$269	$1,743	$464	$8,862	$11,338

YEAR ENDED JUNE 30, 2002 COMPARED TO YEAR ENDED JUNE 30, 2001

        We reported net earnings of $8.6 million for the year ended June 30, 2002, compared to net earnings of $11.3 million for the year ended June 30, 2001. After preferred stock dividends, the net earnings (loss) attributable to common stockholders was $(2.8) million for the year ended June 30, 2002, compared to net earnings of $2.4 million for the year ended June 30, 2001. Basic and diluted loss per common share for the year ended June 30, 2002 was $(0.09) based on 31.3 million weighted average common shares outstanding. Basic and diluted earnings per share for the year ended June 30, 2001 was $0.08 per share based upon 30.9 million weighted average common shares outstanding and 31.0 million weighted average diluted shares outstanding.

Supply, distribution and marketing

        Our supply, distribution and marketing operations include energy trading and risk management activities as defined by Emerging Issues Task Force Issue No. 98-10 ("EITF 98-10"), Accounting for Contracts Involved in Energy Trading and Risk Management Activities. In accordance with EITF 98-10, our energy trading and risk management activities are marked to market (i.e., recorded at fair value in the accompanying consolidated balance sheet). The mark-to-market method of accounting requires that the effect of changes in the fair value of our energy trading and risk management activities be recognized as assets and liabilities and included in net revenues attributable to supply, distribution and marketing in the period of the change in value.

        We seek to maintain a balanced position of forward sale commitments against our discretionary inventories and forward purchase commitments, thereby minimizing or eliminating exposure to commodity price fluctuations. We evaluate our exposure to commodity price risk from an overall portfolio basis that considers the continuous movement of discretionary inventory volumes and the open positions in supply management services and risk management contracts. However, there are certain risks that we do not attempt to hedge or eliminate. For example, we attempt to exploit the price relationships between various delivery locations (referred to as "basis (geographical location) differentials"). These differentials create opportunities for increased operating margins when we predict the most beneficial location (highest value location) for sales of our discretionary inventories of refined products. However, the margins created from exploiting these market inefficiencies do not occur ratably over our reporting periods.

        During a "contango" or "carry" market structure, we utilize our and third-party terminals to store products to capture commodity price differentials between current and future months. Mark-to-market accounting will create volatility in our net operating margins due to either the widening or narrowing of these pricing spreads from the original spread relationship. If the spreads widen (narrow), marking these storage volumes and the related forward contracts to market will produce unrealized losses (gains) in interim reporting periods. These negative (positive) results will reverse and the originally anticipated spread will be recognized during the future periods when the physical product inventory is delivered against the short future position. At June 30, 2002, we held approximately 3.0 million barrels of distillates in our terminals for future delivery.

        The revenues reported for the supply, distribution and marketing operations include amounts realized on sales, exchanges and arbitrage. The revenues from our supply, distribution and marketing operations for the year ended June 30, 2002 were $6,001.2 million compared to $5,182.5 million for the year ended June 30, 2001. Cost of product sold was $5,932.4 million and $5,136.2 million for the years ended June 30, 2002 and 2001, respectively. The net operating margins from our supply, distribution, and marketing operations for the year ended June 30, 2002 were $55.8 million compared to $28.0 million for the year ended June 30, 2001. The increase of $27.8 million in net revenues is due principally to taking advantage of market opportunities that were caused by volatility in basis (geographical location) differentials. During the quarter ended September 30, 2001, a disruption at a Chicago refinery resulted in increased volatility in basis (geographical location) differentials. This disruption increased the basis (geographical location) differentials for both gasoline and distillates between the Gulf Coast, Chicago and Group (Mid-Continent) regions, which created significant margin opportunities in arbitraging the basis (geographical location) differentials between those markets. During the quarter ended March 31, 2002, we were able to increase our net operating margins by taking advantage of the price volatility in the gasoline market in the Gulf Coast region. That volatility also created significant arbitrage opportunities associated with basis (geographical location) differentials. In addition, during the quarter ended March 31, 2002, we renegotiated and extended for an additional year, a fixed-price supply contract with a large industrial/commercial end-user. We recognized approximately $3.0 million in net operating margins associated with this contract extension and we deferred approximately $1.7 million for the value of the supply logistical management services that we are committed to provide over the term of the supply contract. During the quarter ended June 30, 2002, we experienced a reduction in volatility in basis (geographical location) differentials combined with an unfavorable relationship between crude oil and refined product prices.

        During the years ended June 30, 2002 and 2001, we recognized impairment losses of approximately $13.0 million and $18.3 million, respectively, due to lower of cost or market write-downs on the minimum inventory volumes. These write-downs are included in net operating margins attributable to our supply, distribution and marketing operations.

Terminals and pipelines

        The revenues from our terminal and pipeline operations for the years ended June 30, 2002 and 2001, were $63.4 million and $82.3 million, respectively. The direct operating costs were $27.7 million and $36.4 million for the years ended June 30, 2002 and 2001, respectively. The net operating margins from our terminal and pipeline operations for the year ended June 30, 2002 were $35.7 million compared to $45.9 million for the year ended June 30, 2001. The decrease of $10.2 million in net operating margins was due principally to the sale of our Little Rock facilities on June 30, 2001 and the NORCO system on July 31, 2001. For the year ended June 30, 2001, the net operating margins from the Little Rock facilities and the NORCO system were $9.1 million.

        Our pipeline net operating margins per barrel of transported volumes were approximately $0.42 and $0.21 for the years ended June 30, 2002 and 2001, respectively. The increase in net operating margins per barrel is due principally to the higher unit tariff being realized on one of our joint tariffs, as compared to the lower unit tariff associated with our NORCO system which was disposed of in July 2001.

Selling, general, and administrative

        Selling, general and administrative expenses for the year ended June 30, 2002 were $35.2 million, compared to $34.1 million for the year ended June 30, 2001. The increase of $1.1 million was due principally to increased compensation and travel expenses related to our corporate relocation and transition during the year ended June 30, 2002.

        Depreciation and amortization for the year ended June 30, 2002 was $16.6 million, compared to $19.5 million for the year ended June 30, 2001. The decrease of $2.9 million in depreciation and amortization was due primarily to the disposition of the NORCO system and Little Rock facilities.

        We recognized special charges of $6.3 million during the year ended June 30, 2002 related to the corporate relocation and transition. We expect to recognize an additional special charge of $2.1 million during the year ended June 30, 2003 to complete the corporate relocation and transition. The additional special charges will consist of $1.7 million in moving costs for employees relocating to Denver, Colorado, transition benefits of $0.3 million payable to employees relocating to Denver, Colorado, and moving costs of $0.1 million related to the relocation of the corporate headquarters.

Other income and expenses

        Dividend income and equity in earnings from petroleum related investments for the year ended June 30, 2002 was $1.5 million, compared to $3.1 million for the year ended June 30, 2001. The decrease of $1.6 million in dividend income was due principally to the decline in dividends received from West Shore. We sold our investment in West Shore on October 29, 2001.

        Interest income for the year ended June 30, 2002 was $0.6 million, compared to $2.9 million for the year ended June 30, 2001. The decrease of $2.3 million in interest income was due primarily to a decrease in interest bearing cash balances and lower interest rates during the year ended June 30, 2002.

Pursuant to our cash management practices, excess cash balances are used to pay down our outstanding borrowings under our bank credit facility and commodity margin loan.

        Interest expense for the year ended June 30, 2002 was $12.4 million, compared to $18.1 million during the year ended June 30, 2001. For the year ended June 30, 2002, our interest expense resulted from $7.0 million for outstanding borrowings under our bank credit facility and Senior Notes, $0.3 million for outstanding letters of credit, $0.5 million for outstanding borrowings under our commodity margin loan, and $4.6 million in net payments for the interest rate swap. The decrease of $5.7 million in interest expense was primarily attributable to a reduction in the amount of debt outstanding during the current year. We used a portion of the proceeds from the sale of the Little Rock facilities, NORCO system, and West Shore to repay our outstanding borrowings under our bank credit facility and commodity margin loan. We also benefited from lower interest rates during the year ended June 30, 2002, as the average interest rate under our bank credit facility was 5.13% and 6.6% for the years ended June 30, 2002 and 2001, respectively.

        Other financing costs for the year ended June 30, 2002 were $9.0 million, compared to $12.3 million for the year ended June 30, 2001. The decrease of $3.3 million in other financing costs was due principally to a reduction in the amortization of deferred financing costs of $1.7 million and a lower unrealized loss on the interest rate swap of $1.3 million. The unrealized loss on the interest rate swap was $2.3 million and $3.6 million during the years ended June 30, 2002 and 2001, respectively. The swap agreement provides that we pay a fixed interest rate of 5.48% on the notional amount of $150 million in exchange for receiving a variable rate based on LIBOR so long as the one-month LIBOR interest rate does not rise above 6.75%. If the one-month LIBOR rate rises above 6.75%, the swap knocks out and we will receive no payments under the agreement until such time as the one-month LIBOR rate declines below 6.75%. At June 30, 2002 and 2001, the one-month LIBOR rate was 1.84% and 4.08%, respectively. This swap agreement expires in August 2003.

        Gain (loss) on the disposition of assets for the year ended June 30, 2002 consists of $(9.9) million loss on the sale of West Shore, $8.6 million gain on the sale of the NORCO system, $1.4 million gain on the sale of our investment in ST Oil Company, and $(0.1) million loss on the sale of other assets. Gain on the disposition of assets was $22.1 million for the year ended June 30, 2001 due to the sale of the Little Rock facilities.

Income taxes

        Income tax expense was $5.5 million for the year ended June 30, 2002, which represents an effective combined federal and state income tax rate of 39.0%. Income tax expense was $6.7 million for the year ended June 30, 2001, which represents an effective combined federal and state income tax rate of 37.0%.

Preferred stock dividends

        Preferred stock dividends on the Series A Convertible Preferred Stock were $9.8 million and $9.0 million for the years ended June 30, 2002 and 2001, respectively. The increase in the current year dividend resulted from our election to pay the preferred dividends "in-kind" by issuing additional shares of Series A Convertible Preferred Stock.

        The fair value of the consideration paid to the holders of the Series A Convertible Preferred Stock to affect the Preferred Stock Recapitalization was in excess of the financial statement carrying amount of the Series A Convertible Preferred Stock that was redeemed. That excess of approximately $1.5 million has been treated in a manner similar to preferred stock dividends in the accompanying consolidated financial statements.

YEAR ENDED JUNE 30, 2001 COMPARED TO YEAR ENDED JUNE 30, 2000

        We reported net earnings of $11.3 million for the year ended June 30, 2001, compared to a net loss of $(37.9) million for the year ended June 30, 2000. After preferred stock dividends, the net earnings attributable to common stockholders was $2.4 million for the year ended June 30, 2001, compared to a net loss of $(46.4) million for the year ended June 30, 2000. Basic and diluted earnings per common share for the year ended June 30, 2001 were $0.08 based on 30.9 million weighted average common shares outstanding and 31.0 million weighted average diluted shares outstanding. Basic and diluted loss per share for the year ended June 30, 2000 were $(1.52) based on 30.5 million weighted average common shares outstanding.

        The increase in net earnings resulted primarily from the absence of an impairment charge in the year ended June 30, 2001, compared to a pre-tax $50.1 million impairment charge in fiscal 2000; increased net operating margins from the supply, distribution and marketing operations, offset by the net operating margins from the natural gas services activities which were sold; decreased selling, general and administrative expenses; decreased depreciation and amortization expenses attributable to the sale of the natural gas services activities; and decreased interest expense, attributable to a decrease in average interest rates for the current year, a reduction in the amount of outstanding debt resulting from the sale of the natural gas services activities, and a reduction in the amount of discretionary inventory being carried by us during the current year.

Supply, distribution and marketing

        The revenues reported for the supply, distribution and marketing operations include amounts realized on sales, exchanges and arbitrage transactions. The revenues from our supply, distribution and marketing operations for the year ended June 30, 2001 were $5,182.5 million compared to $5,014.8 million for the year ended June 30, 2000. The cost of product sold was $5,136.2 million and $4,995.9 million for the years ended June 30, 2001 and 2000, respectively. The net operating margins for the year ended June 30, 2001 were $28.0 million compared to $18.9 million for the year ended June 30, 2000. During the year ended June 30, 2001, we benefited from the following items: increased supply disruptions in the gasoline and distillate markets; concerns regarding the availability of distillate for the Northeastern region of the United States; the completion of our Baton Rouge dock facility which allowed us to arbitrage basis (geographical location) differentials between Colonial pipeline supplied barrels and Mississippi River based barrels; and an overall increase in the demand for Products from customers supplied by us. In the prior year, we experienced losses from liquidating a portion of our discretionary inventory position and an unfavorable impact from an abnormal price movement between crude oil and distillates. Subsequently, we amended our risk management policies to reduce the potential exposure from future abnormal commodity price movements of this nature by establishing daily reporting of our cumulative profit and loss positions to various levels of management, each of which has predetermined limits that escalate with the applicable level of authority.

        Our inventory consists primarily of gasoline and distillates, the majority of which is held for sale or exchange in the ordinary course of business. A portion of this inventory, based on line fill and tank bottoms, is required to be held for operating balances in the conduct of our daily supply, distribution and marketing operations, and is maintained both in tanks and pipelines owned by us and pipelines owned by third parties. During the quarter ended June 30, 2000, we embarked upon a thorough review of our inventory management strategies and customer contracts. As a result, we lowered our required minimum inventory from over 3.8 million barrels to the current level of 2.0 million barrels. We also changed our strategy regarding the risk management associated with this minimum inventory. Previously, we were hedging the minimum inventory in the futures market and we were renewing the hedges forward at the end of each month as the prior month's hedging contracts expired. In connection with our new risk management strategy, we removed the hedging contracts on our minimum inventory, thereby eliminating any future cash receipts or payments associated with rolling the hedging contracts on the inventory that was not being sold.

        During the year ended June 30, 2000, we experienced a cash loss of $12.4 million associated with rolling the hedges into a backwardated market (a market in which the current month commodity price is higher than the future price in succeeding periods) with respect to the minimum inventory. No loss of this type was realized in the year ended June 30, 2001 due to the change in the strategy associated with hedging the minimum inventory. The new policy has resulted in recording the minimum inventories at the lower of cost or market with the resulting non-cash write-downs recognized in net operating margins. We recognized a lower of cost or market write-down of $18.3 million during the year ended June 30, 2001 relating to our minimum inventories.

Terminals and pipelines

        The revenues from our terminal and pipeline operations for the years ended June 30, 2001 and 2000, were $82.3 million and $78.5 million, respectively. The direct operating costs were $36.4 million and $34.3 million for the years ended June 30, 2001 and 2000, respectively. The net operating margins from our terminal and pipeline operations for the year ended June 30, 2001 was $45.9 million, compared to $44.3 million for the year ended June 30, 2000. The increase of $1.6 million in net operating margins is mostly attributable to increased utilization of our terminals during the current year which was offset somewhat by lower utilization of our pipeline systems. The total revenues recognized by our terminal and pipeline operations increased by approximately $3.8 million during the year ended 2001. The increase in net operating margins resulting from the increases in revenues was offset by an increase of approximately $2.3 million in operating expenses during the year ended June 30, 2001. In the year ended June 30, 2000, we recognized a loss of approximately $0.8 million for the write-off of a few small terminal customers' receivable balances.

Natural gas services

        Our natural gas services activities were divested effective December 31, 1999.

Selling, general, and administrative

        Selling, general and administrative expenses for the year ended June 30, 2001 were $34.1 million, compared to $41.7 million for the year ended June 30, 2000. The decrease of $7.6 million in selling, general, and administrative expenses is due principally to lease contract cancellation costs, additional personnel related costs related to separation and release agreements, non-cash stock compensation costs, and other personnel costs related to a corporate staff reduction and relocation plan, all of which amounted to approximately $5.0 million during the year ended June 30, 2000 that were not incurred during the current year. The sale of our natural gas services activities resulted in a reduction of approximately $0.5 million of employee costs in the current year. During the year ended June 30, 2001, travel and entertainment expenses decreased by approximately $0.6 million, and employee wage and benefit expenses decreased by approximately $1.5 million.

        Depreciation and amortization for the year ended June 30, 2001 was $19.5 million, compared to $22.3 million for the year ended June 30, 2000. The decrease was due primarily to the disposition of our natural gas services activities.

        Non-cash impairment charges on long-lived assets for the fiscal year ended June 30, 2000 totaled $50.1 million, before income taxes. The charges include $31.9 million relating to certain of our product terminals acquired in the 1998 acquisition of Louis Dreyfus Energy Corp. and $18.2 million relating to certain intangible assets recorded as a result of the same acquisition. The impairment charges resulted from the change in the planned use of certain terminals and the abandonment of a pipeline that supplied one terminal, thereby significantly impacting the economic viability of the terminals. Each of these events significantly reduced or eliminated future cash flows related to these assets. The $31.9 million impairment charge for the terminals reduced the book value of the assets to their estimated fair value. The additional $18.2 million impairment charge for the intangible assets represented the unamortized balance of the intangible assets. Our review of the market location differentials associated with those assets showed that we received little or no value from those assets in the period ended June 30, 2000. There were no impairment charges on long-lived assets for the year ended June 30, 2001.

Other income and expenses

        Dividend income and equity in earnings from petroleum related investments for the year ended June 30, 2001 were $3.1 million, compared to $1.6 million for the year ended June 30, 2000. The increase of $1.5 million in dividend income was due principally to dividends being received from West Shore and Lion Oil in the year ended June 30, 2001, compared to the prior year in which dividends were received only from West Shore. Additionally, we recorded $0.1 million of equity earnings in the year ended June 30, 2001 from our investment in ST Oil Company.

        Interest income for the year ended June 30, 2001 was $2.9 million, compared to $3.4 million for the year ended June 30, 2000. The decrease of $0.5 million in interest income was due primarily to a decrease in interest bearing cash balances and lower interest rates during the year ended June 30, 2001.

        Interest expense for the year ended June 30, 2001 was $18.1 million, compared to $28.5 million for the year ended June 30, 2000. The decrease of $10.4 million in interest expense was primarily attributable to a reduction in the amount of debt outstanding during the current year resulting from the sale of our natural gas services activities and the liquidation of our discretionary inventory in the prior year. We also benefited by an overall reduction in our borrowing rate under our bank credit facility due to declining LIBOR rates.

        Other financing costs for the year ended June 30, 2001 were $12.3 million, compared to $6.9 million for the year ended June 30, 2000. The unrealized loss on the interest rate swap was $3.6 million for the year ended June 30, 2001. In the year ended June 30, 2000, the unrealized gain on the interest rate swap was $1.6 million. The unrealized loss on the interest rate swap was due to a decline in the one-month LIBOR rates during the year ended June 30, 2001.

        Gain on the disposition of assets was $22.1 million for the year ended June 30, 2001, primarily due to the sale of the Little Rock facilities. Gain on the disposition of assets was $13.9 million for the year ended June 30, 2000 and was primarily due to the sale of our natural gas services activities, partially offset by losses on the disposition and retirement of other assets no longer used in our operations.

Income taxes

        Income tax expense was $6.7 million for the year ended June 30, 2001, which represents an effective combined federal and state income tax rate of 37.0%. Income tax benefit was $19.2 million for the year ended June 30, 2000, which represents an effective combined federal and state income tax rate of 33.6%. The effective tax rate for the year ended June 30, 2000 was lower than the effective tax rate for the year ended June 30, 2001 due to an adjustment in cumulative temporary differences recognized in the fiscal year ended June 30, 2000.

Preferred stock dividends

        Preferred stock dividends on the Series A Convertible Preferred Stock were $9.0 million and $8.5 million for the years ended June 30, 2001 and 2000, respectively. The increase in the current year dividend resulted from our election to pay the preferred dividends for the quarters ended March 31 and June 30, 2001 "in-kind" by issuing additional shares of Series A Convertible Preferred Stock.

FINANCIAL POSITION

        At June 30, 2002, our current assets exceeded our current liabilities by $168.1 million, compared to $31.9 million at June 30, 2001. The increase of $136.2 million in working capital is due principally to increases in accounts receivable of $94.7 million and inventories—discretionary volumes of $138.0 million, net of amounts due under exchange agreements, being offset by increases in accounts payable of $30.6 million and excise taxes payable of $40.0 million.

        The increase in accounts receivable of $94.7 million is due principally to an increase in the volume of daily-priced rack sales, which are billed on a gross basis, compared to exchange transactions, which are billed on a net basis, and an increase in supply, distribution, and marketing volumes coupled with a corresponding increase in the price of gasoline. Our revenues for the supply, distribution and marketing operations were approximately $564.8 million for the month ended June 30, 2002, compared to approximately $391.6 million for the month ended June 30, 2001.

        Our inventories—discretionary volumes are held for sale or exchange in the ordinary course of business and consist of products, primarily gasolines and distillates. Our inventories—discretionary volumes are presented in the accompanying consolidated balance sheet as current assets and are carried at fair value. Inventories—discretionary volumes are as follows (in thousands):

	June 30, 2002		June 30, 2001
	Amount	Bbls	Amount	Bbls

Products held for sale or exchange	$158,261	5,224	$20,234	468
Products due to others under exchange agreements, net	16,908	525	76,754	2,778

Inventories—discretionary volumes	$175,169	5,749	$96,988	3,246

        During the last six months of the year ended June 30, 2002, we increased our discretionary inventory of distillates to capitalize on the "carry" or "contango" market structure. During a "contango" market, we utilize our and third-party terminals to store products to capture commodity price differentials between current and future months. At June 30, 2002, we held approximately 3.0 million barrels of distillates in our terminals for future delivery.

        Our inventories—discretionary volumes are an integral component of our overall energy trading and risk management activities. We evaluate the level of inventories—discretionary volumes in combination with energy trading and risk management disciplines, (including certain hedging strategies, forward purchases and sales, swaps and other financial instruments) to manage market exposure, primarily commodity price risk. We evaluate the market exposure from an overall portfolio basis that considers both continuous movement of physical inventory balances and related open positions in energy trading and risk management contracts.

        Our inventories—minimum volumes are required to be held for operating balances in the conduct of our overall operating activities. We do not intend to sell or exchange these inventories in the ordinary course of business and, therefore, we do not hedge the market risks associated with this minimum inventory. Our inventories—minimum volumes are presented in the accompanying consolidated balance sheet as non-current assets and are carried at the lower of cost or market. Inventories—minimum volumes are as follows (in thousands):

	June 30, 2002		June 30, 2001
	Amount	Bbls	Amount	Bbls

Gasolines	$27,855	1,200	$33,831	1,200
Distillates	17,443	800	24,430	800

Inventories—minimum volumes	$45,298	2,000	$58,261	2,000

        During the years ended June 30, 2002 and 2001, we recognized impairment losses of approximately $13.0 million and $18.3 million, respectively, due to lower of cost or market write-downs on this minimum inventory. These write-downs are included in net operating margins attributable to our supply, distribution, and marketing operations. At June 30, 2002 and 2001, the weighted average adjusted cost basis of our inventories—minimum volumes was $0.54 and $0.69 per gallon, respectively.

        During the three months ended June 30, 2000, we conducted a thorough review of our inventory management strategies and customer contracts. Effective July 1, 2000, we designated 2.0 million barrels of refined petroleum products as inventories—minimum volumes and we changed our risk management strategy associated with this minimum inventory. In accordance with our revised risk management strategy, we removed the hedging contracts on the minimum inventory volumes prior to July 1, 2002.

        Relative month-end commodity prices from June 30, 2001 to June 30, 2002 (NYMEX close on the last day of the month) are as follows:

	Crude	Heating oil	Gasoline

6/30/01	$26.25	.709	.721
7/31/01	26.35	.697	.732
8/31/01	27.20	.766	.806
9/30/01	23.43	.664	.680
10/31/01	21.18	.598	.552
11/30/01	19.44	.532	.534
12/31/01	19.84	.551	.573
1/31/02	19.48	.523	.559
2/28/02	21.74	.563	.581
3/31/02	26.31	.669	.825
4/30/02	27.29	.689	.823
5/31/02	25.31	.630	.738
6/30/02	26.86	.680	.794

        The following table indicates the maturities of our supply management services contracts, including the credit quality of our counter parties to those contracts with unrealized gains at June 30, 2002.

	Fair value of contracts
(in thousands)	Maturity less than 1 year	Maturity 1-3 years	Maturity 4-5 years	Maturity in excess of 5 years	Total

Unrealized gain position—asset
Supply management services contracts:
Investment grade	$3,651	$—	$—	$—	$3,651
Non-investment grade	4,123	7,979	—	—	12,102
No external rating	6,751	114	—	—	6,865

	14,525	8,093	—	—	22,618
Unrealized loss position—liability
Supply management services contracts	(8,522)	(209)	—	—	(8,731)

Net unrealized gain position—asset	$6,003	$7,884	$—	$—	$13,887

        At June 30, 2002, the unrealized gain on our supply management services contracts with non-investment grade counterparties was approximately $12.1 million. A single industrial/commercial end-user represented approximately $11.5 million of that unrealized gain. At June 30, 2002, we also had supply management services contracts with that end-user that were in an unrealized loss position of approximately $0.5 million. Therefore, the fair value of our supply management contracts with that industrial/commercial end-user was approximately $11.0 million at June 30, 2002. The following table includes information about the changes in the fair value of our supply management services contracts with that industrial/commercial end-user for the year ended June 30, 2002 (in thousands):

Fair value at June 30, 2001	$11,401
Amounts realized or otherwise settled during the year	(3,461)
Fair value of additional contracts entered into during the year(1)	4,689
Change in fair value attributable to change in commodity prices	(2,002)
Other changes in fair value	414

Fair value at June 30, 2002	$11,041

(1)
Approximately $3.0 million was included in net operating margins attributable to the supply, distribution and marketing activities and approximately $1.7 million was deferred for logistical supply management services to be provided over the term of the contract (see Note 11 of Notes to Consolidated Financial Statements).

        Our Risk Management Committee reviews the discretionary inventory and related open positions in energy services and risk management contracts on a regular basis in order to ensure compliance with our inventory and risk management policies. We have adopted policies under which changes to our net risk position, which is subject to commodity price risk, requires the prior approval of our Audit Committee of the Board of Directors.

        Our inventories—discretionary volumes, supply management services contracts, and risk management contracts are the integral components of our overall energy trading and risk management activities. We evaluate our market risk exposure from an overall portfolio basis that considers changes in physical inventories—discretionary volumes, open positions in energy services contracts, and open positions in risk management contracts. We have established risk management policies and procedures to monitor and control our market risk exposure. Our overall risk management objective is to minimize our exposure to changes in commodity prices. We accomplish this objective by entering into risk management contracts that offset the changes in the values of our inventories—discretionary volumes and supply management services contracts when there are changes in commodity prices. At June 30, 2002, our open positions in risk management contracts include forward contracts (purchases and sales), swaps, and other financial instruments to manage market exposure, primarily commodity price risk.

        We principally utilize exchange-traded risk management contracts to manage our commodity price risk. These contracts require us to maintain initial and variation margin deposits with a third party financial intermediary. At June 30, 2002, we had $8.6 million on deposit to cover our margin requirements on open risk management contracts, which consisted solely of an initial margin deposit. At June 30, 2002, a $0.05 per gallon unfavorable change in commodity prices would have required us to deposit approximately $1.6 million in variation margin. Conversely, a $0.05 per gallon favorable change in commodity prices would have permitted us to reduce the deposit in our margin account by approximately $1.6 million. We have the contractual right to request that the counterparties to our energy services contracts post additional letters of credit or make additional cash deposits with us to assist us in meeting our obligations to cover our margin requirements.

        Capital expenditures for the year ended June 30, 2002 were $15.8 million for terminal and pipeline facilities and assets to support these facilities. Future capital expenditures will depend on numerous factors, including the availability, economics and cost of appropriate acquisitions which we identify and evaluate; the economics, cost and required regulatory approvals with respect to the expansion and enhancement of existing systems and facilities; customer demand for the services we provide; local, state and federal governmental regulations; environmental compliance requirements; and the availability of debt financing and equity capital on acceptable terms.

        On June 28, 2002, we executed the New Facility with a syndication of banks. The New Facility provides for a maximum borrowing line of credit that is the lesser of (i) $300 million and (ii) the borrowing base. The borrowing base is a function of our accounts receivable, inventory, exchanges, margin deposits, open positions of energy services and risk management contracts, outstanding letters of credit, and outstanding indebtedness as defined in the New Facility. Borrowings under the New Facility are secured by substantially all of our assets. The New Facility matures on June 27, 2005. The terms of the New Facility include financial covenants relating to fixed charge coverage, current ratio, maximum leverage ratio, consolidated tangible net worth, capital expenditures, cash distributions and open inventory positions that are tested on a quarterly and annual basis. As of June 30, 2002, we were in compliance with all covenants included in the New Facility. At June 30, 2002, we had borrowings of $187.0 million outstanding under the New Facility. We also had the ability to borrow an additional $113.0 million under the New Facility based on the borrowing base computation at June 30, 2002.

        We have contractual obligations that are required to be settled in cash. The amounts of our contractual obligations are as follows (in thousands):

	Years ending June 30,
	2003	2004	2005	2006	2007	Thereafter

Debt	$11,312	$—	$187,000	$—	$—	$—
Preferred stock	—	—	—	—	—	72,890
Transportation and deficiency agreements	779	786	786	489	—	—
Operating leases:
New corporate headquarters	—	524	968	968	1,015	5,788
Existing corporate headquarters (excluding estimated sublease rentals)	1,888	1,398	1,435	1,468	1,380	2,591
Property and equipment	1,304	1,294	1,141	324	162	—

Total contractual obligations to be settled in cash	$15,283	$4,002	$191,330	$3,249	$2,557	$81,269

        See Notes 11, 12, 14 and 19 of Notes to Consolidated Financial Statements.

        We have outstanding letters of credit with third parties in the amount of $11.5 million which expire within one year.

        We believe that our current working capital position; future cash expected to be provided by operating activities; available borrowing capacity under our New Facility and commodity margin loan; and our relationship with institutional lenders and equity investors should enable us to meet our planned capital and liquidity requirements.

CASH FLOWS

        Net cash used by operating activities of $101.5 million for the fiscal year ended June 30, 2002 was due principally to increases in accounts receivable and inventories—discretionary volumes. The net cash provided by operating activities of $51.9 million for the year ended June 30, 2001 was due principally to decreases in accounts receivable and inventories—discretionary volumes, offset by an increase in net assets from price risk management activities and a decrease in trade accounts payable and inventory due under exchange agreements. The net cash provided by operating activities of $267.5 million for the year ended June 30, 2000 was due principally to a reduction in our physical inventory, an increase in the amount of inventory due under exchanges and a reduction of trade accounts receivable, offset by a reduction in trade accounts payable.

        Net cash provided by investing activities of $102.8 million for the year ended June 30, 2002 was due principally to proceeds received from the sale of assets of $120.5 million offset by capital expended for construction and improvements to existing operating facilities and acquisitions of $15.8 million. Net cash used by investing activities of $19.0 million during the year ended June 30, 2001 was due principally to capital expended for construction and improvements to existing operating facilities of $11.5 million and additional restricted cash of $8.0 million to cover required margin deposits on risk management contracts. Net cash provided by investing activities of $77.9 million during the year ended June 30, 2000 was due principally to proceeds from the sale of our natural gas services activities of $137.4 million offset by capital expended for construction and improvements to existing operating facilities and acquisitions of $61.3 million.

        Net cash provided by financing activities of $3.8 million for the year ended June 30, 2002 was due principally to proceeds from additional borrowings under our bank credit facility of $57.0 million offset by payments to retire common stock of $20.4 million, payments to retire preferred stock of $21.3 million, payments on our commodity margin loan of $8.7 million, and additional deferred debt issuance costs of $2.8 million. Net cash used by financing activities of $61.1 million for the year ended June 30, 2001 was due principally to repayments of borrowings under our bank credit facility and master shelf facility of $77.0 million and payments of preferred stock dividends of $4.3 million offset by borrowings under our commodity margin loan of $20.0 million. Net cash used by financing activities of $305.4 million for the year ended June 30, 2000 was due principally to repayments of borrowings under our bank credit facility and master shelf facility of $290.7 million and payments of preferred stock dividends of $8.5 million and additional deferred debt issuance costs of $6.4 million.

NEW ACCOUNTING STANDARDS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, and establishes that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We have adopted the provisions of SFAS No. 141 and we will adopt SFAS No. 142 effective July 1, 2002. The adoption of SFAS No. 141 did not have any impact on our financial statements, and we do not expect the adoption of SFAS No. 142 to have an impact on our financial statements.

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, a gain or loss is recognized on settlement. We are required to adopt the provisions of SFAS No. 143 effective July 1, 2002. To accomplish this, we must identify all legal obligations for asset retirement obligations, if any, and determine the fair value of these obligations on the date of adoption. The determination of fair value is complex and will require us to gather market information and develop cash flow models. Additionally, we will be required to develop processes to track and monitor these obligations. We currently are in the process of assessing the impact, if any, on our financial position, results of operations, and cash flows of adopting SFAS No. 143. However, we are unable to estimate the impact of adopting this statement at the date of this report.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 also provides guidance that will eliminate inconsistencies in accounting for the impairment or disposal of long-lived assets under existing accounting pronouncements. The new rule retains many of the fundamental recognition and measurement provisions provided for in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, but significantly changes the criteria for classifying an asset as held for sale. We do not expect the adoption of SFAS No. 144 to have an impact on our financial statements.

        The FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, on April 30, 2002. Statement No. 145 rescinds Statement No. 4, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. Upon adoption of Statement No. 145, companies will be required to apply the criteria in APB Opinion No. 30, Reporting the Results of Operations—reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactionsin determining the classification of gains and losses resulting from the extinguishments of debt. Statement No. 145 is effective for fiscal years beginning after May 15, 2002. We have adopted SFAS No. 145 as of July 1, 2001 (see Note 11 of Notes to Consolidated Financial Statements).

        In June 2002 the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS No. 144. A liability for a cost associated with an exit or disposal activity generally shall be recognized and measured initially at its fair value in the period in which the liability is incurred. In periods subsequent to initial measurement, changes to the liability shall be measured using the credit-adjusted risk-free rate that was used to measure the liability initially. We are required to adopt the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002. In connection with our corporate relocation and transition, we accrued our expected lease abandonment costs and severance costs. It would appear that SFAS No. 146 would not permit the accrual of those expected costs in advance of those costs being incurred. Had SFAS No. 146 been in effect for the year ended June 30, 2002, we believe that approximately $3.1 million of accrued lease abandonment costs and approximately $0.7 million of accrued severance benefits would not have been recognized at June 30, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk policies

        We are exposed to market risk through changes in commodity prices and interest rates as discussed below. We have no foreign currency exchange risks. Risk management policies have been established by our Risk Management Committee ("RMC") to monitor and control these market risks. Our RMC is comprised primarily of senior executives. Our RMC has responsibility for oversight with respect to all product risk management policies and our Audit Committee approves the financial exposure limits.

Commodity risk

        Our earnings, cash flow and liquidity may be affected by a variety of factors beyond our control, including the supply of, and demand for products. Demand for products depends on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, the availability of imports, the marketing of competitive fuels and the extent of government regulation. As a result, products experience price volatility, which directly impacts our revenues and net operating margins. Our net operating margins are not impacted as much by the absolute price of the commodities as they are by the impact that the absolute price has upon supply and demand and the related movement of products.

        We have developed risk management strategies to mitigate the risk associated with price volatility on our product inventories. We believe these strategies are integral to our risk policies since Product inventories are required to effectively operate our product supply, distribution and marketing operations and such inventories are expected to be purchased, sold and carried over extended periods of time in the ordinary course of business.

        We mitigate exposure to commodity price fluctuations by maintaining a balanced position of future commitments for product purchases and sales, either in the physical commodity market or the derivative commodity markets. Our strategies are intended to minimize the impact of product prices volatility on profitability and generally involve the purchase and sale of exchange-traded, energy futures and options. To a lesser extent, we enter into energy swap agreements, such as crack spreads, when they better match specific price movements in our markets. These strategies are designed to minimize, on a short-term basis, our exposure to the risk of fluctuations in product margins. The barrels of products covered by such contracts vary and are closely managed and subject to internally established risk guidelines.

        In connection with our supply, distribution and marketing operations, we engage in price risk management activities. Our price risk management activities are energy trading activities as defined by EITF 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities. As such, the financial instruments utilized are marked to market in accordance with the guidance set forth in EITF 98-10. Under the mark-to-market method of accounting, forwards, swaps, options and other financial instruments with third parties are reflected at market value, net of future physical delivery related costs, and are shown as "Unrealized gain or loss on supply management services contracts" in the accompanying consolidated balance sheets. Unrealized gains and losses from newly originated contracts, contract restructurings and the impact of price movements are included in net operating margins. Changes in the assets and liabilities from price risk management activities result primarily from changes in the valuation of the portfolio of contracts, newly initiated transactions and the timing of settlement relative to the receipt of cash for certain contracts. The market prices used to value these transactions reflect management's best estimate considering various factors, including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. The values are adjusted to reflect the potential impact of liquidating our position in an orderly manner over a reasonable period of time under present market conditions.

        For certain of our supply management services contracts and contract locations, calculating fair value relies on a degree of estimation in calculating the basis (geographical location) differentials for deferred trading months and locations without an actively traded forward cash market. For these markets (in which we cannot secure a forward traded basis (geographical location) differential quote from a broker), our mark-to-market model estimates the basis (geographical location) differentials based on a rolling historical average. Currently, it is not practicable for us to estimate the effects on our financial condition, results of operations, or cash flows from an unfavorable change in basis (geographical location) differentials.

        Contractual commitments are subject to risks relating to market value fluctuations, as well as counterparty credit and liquidity risk. We have established procedures to continually monitor these contracts in order to minimize credit risk, including the establishment and review of credit limits, margin requirements, master net out arrangements, letters of credit and other guarantees.

Interest rate risk

        At June 30, 2002, we had outstanding $187.0 million under the New Facility. We are exposed to risk resulting from changes in interest rates as a result of the variable-rate debt associated with the New Facility. The interest rate is based on the lender's alternate base rate plus a spread, or LIBOR plus a spread, in effect at the time of the borrowings and is adjusted monthly, bi-monthly, quarterly or semi-annually. Based on the outstanding balance of our variable interest rate debt at June 30, 2002, our interest rate swap, and assuming market interest rates increase or decrease 100 basis points, the potential annual increase or decrease in interest expense is approximately $0.4 million.

        In August 1999, we entered into two "periodic knock-out" swap agreements with money center banks to offset the exposure of an increase in variable interest rates on our debt. Each swap was for a notional value of $150 million and was for a term expiring in August 2003. The swaps settle monthly, contain a knockout level on the one-month LIBOR at or above 6.75%, and have a fixed interest rate of 5.48%. The swaps provide that we pay a fixed interest rate of 5.48% on $300 million notional amount in exchange for a variable rate based on LIBOR so long as the one-month LIBOR interest rate does not rise above 6.75%. If the one-month LIBOR rate rises above 6.75%, the swap knocks out and no payments are due under the agreements until such time as the one-month LIBOR rate declines below 6.75%. Prior to June 30, 2000, proceeds from the swap agreements were recorded as a reduction in interest expense, as the swaps were designated as hedges against the changes in interest rates.

        As a result of the significant reduction in the variable rate debt during the fiscal year ended June 30, 2000 and with the adoption of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 138, Accounting for Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133, on June 30, 2000, the swaps were no longer designated as hedges. Any changes in the fair value of the interest rate swap are recognized immediately in earnings. As a result, at June 30, 2000, we recorded the fair value of the two swap agreements at $1.6 million in other assets, and a corresponding unrealized gain of $1.6 million. In August 2000, we settled one of the swap agreements, recognizing no gain or loss on the settlement. As of June 30, 2002, the fair market value of the remaining swap agreement is a liability of $5.4 million, which is recorded in accrued liabilities. For the years ended June 30, 2002 and 2001, we recorded an unrealized (non-cash) loss on the interest rate swap of $2.3 million and $3.6 million, respectively. For the years ended June 30, 2002, 2001 and 2000, we made (received) net payments of $4.6 million, $(0.7) million, and $(1.0) million, respectively, on the interest rate swap that are included in interest expense (income).

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)
Financial statements.

  Not applicable

(b)
Pro forma financial information.

  Not applicable

(c)
Exhibits.

Exhibit Number	Description
23.1	Consent of KPMG LLP.
99.1	Financial Statements of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001 and for the three years ended June 30, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, TransMontaigne Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMONTAIGNE INC.
Dated: May 14, 2003	By: /s/ RANDALL J. LARSON RANDALL J. LARSON EXECUTIVE VICE PRESIDENT

EXHIBIT INDEX

        The following exhibits are attached hereto and incorporated herein by reference:

Exhibit Number	Description
23.1	Consent of KPMG LLP.
99.1	Financial Statements of TransMontaigne Inc. and subsidiaries as of June 30, 2002 and 2001 and for the three years ended June 30, 2002.

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TransMontaigne Inc. Form 8-K
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EXHIBIT INDEX